Exhibit 4.40

Private & confidential

Dated: 4th November, 2015
ALPHA BANK A.E.
- and -

SQUIRE OCEAN NAVIGATION CO.

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$33,750,173

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is dated the 4th day of November, 2015 made BETWEEN:

(1)	ALPHA BANK A.E., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece (hereinafter called the "Lender", which expression shall include its successors and assigns); and
(2)	SQUIRE OCEAN NAVIGATION CO., a company duly incorporated and validly existing under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Republic of Liberia (hereinafter called the "Borrower", which expression shall include its successors)
AND IT IS HEREBY AGREED as follows:
1.	PURPOSE, DEFINITIONS AND INTERPRETATION
1.1	Amount and Purpose
This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrower a loan of up to Dollars Thirty three million seven hundred fifty thousand one hundred seventy three ($33,750,173) by way of one (1) Advance, to be used for the purpose of financing part (approximately 98%) of the Purchase Price of the Vessel.
1.2	Definitions
In this Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties, in this Clause:
"Account Pledge Agreement" means an agreement to be entered into between the Borrower and the Lender for the creation of a pledge over the Earnings Account in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;

"Accounting Information" means the semi-annually unaudited consolidated accounts and/or (as the context may require) the annual audited consolidated accounts to be provided by the Guarantor to the Lender in accordance with Clause 8.1(e);
"Accounting Period" means each consecutive period of six (6) months falling during the Security Period for which Accounting Information is required to be delivered pursuant to this Agreement and the Guarantee;
"Applicable Accounting Principles" means the generally accepted accounting principles in the USA or IFRS and practices consistently applied;

"Advance" means each borrowing of a portion of the Commitment by the Borrower or (as the context may require) the principal amount of such borrowing;
"Alternative Rate" means a rate agreed between the Lender and the Borrower on the basis of which (instead of LIBOR) the interest rate is determined pursuant to Clause 3.6;

"Availability Period" means the period starting on the date hereof and ending on the 30th day of November, 2015 or until such later date as the Lender may agree in writing or on such earlier date (if any): (i) on which the whole Commitment has been advanced by the Lender to the Borrower, or (ii) on which the Commitment is reduced to zero pursuant to Clauses 3.6, 9.2, 12.1 or 12.2 or any other Clause of this Agreement;
"Balloon Instalment" means the part of the Loan amounting to Dollars Twenty million two hundred fifty thousand and one ($20,250,001);
"Banking Day" means any day on which banks and foreign exchange markets in New York, London, Piraeus and Athens and in each country or place in or at which an act is required to be done under this Agreement in accordance with the usual practice of the Lender, are open for the transaction of business of the nature contemplated in this Agreement;
"Borrowed Money" means Indebtedness incurred in respect of (i) money borrowed or raised, (ii) any bond, note, loan stock, debenture or similar instrument, (iii) acceptance of documentary credit facilities, (iv) deferred payments for assets acquired, (v) rental payments under leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or of financing the acquisition of the asset leased, (vi) guarantees, bonds, stand-by letters of credit or other instruments issued in connection with the performance of contracts and (vii) guarantees or other assurances against financial loss in respect of Indebtedness of any person falling within any of sub-paragraphs (i) to (vi) above;
"Borrower" means the Borrower as specified in the beginning of this Agreement;
"Borrower's Debt Service" in relation to any period means an amount (as conclusively certified by the Lender, save for manifest error) which is equal to the aggregate payments of principal and interest which the Borrower is obliged to pay during such period;
"Cash" means cash and cash equivalents as reported in debtor's financial statements;
"Charterparty" means any time or bareboat charterparty or contract of affreightment, agreement or related document in respect of the employment of the Vessel whether now existing or hereinafter entered into by the Borrower or any person, firm or company on its behalf for a period of twelve (12) months or more with a charterer, at a daily rate and on terms and conditions reasonably acceptable to the Lender (and shall include any addenda thereto);
"Charterparty Assignment" means the assignment of any Charterparty, in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
"Classification" means in respect of the Vessel, the classification referred to in the Mortgage with the Classification Society or such other Classification Society as the Lender shall, at the request of the Borrower, have agreed in writing shall be treated as the Classification Society for the purposes of the Security Documents;
"Classification Society" means such classification society which is a member of IACS and which the Lender shall, at the request of the Borrower, have agreed in writing to be treated as the Classification Society for the purposes of the Security Documents;
"Commitment" means the amount which the Lender has agreed to lend to the Borrower under Clause 2.1 as reduced pursuant to any relevant term of this Agreement;
"Commitment Letter" means the Commitment Letter dated 31st July, 2015 addressed by the Lender to the Guarantor and shall include any amendments or addenda thereto;
"Compulsory Acquisition" means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture or confiscation for any reason of the Vessel by any Government Entity or other competent authority, whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;
"Continuing Event of Default" means an Event of Default which has not be remedied or waived;
"Delivery" means the delivery of the Vessel from the Seller to, and the acceptance of the Vessel by, the Borrower pursuant to the MOA;
"Delivery Date" means the date upon which the Delivery of the Vessel occurs;
"Default" means any Event of Default or any event which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;
"Default Rate" means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4;

"DOC" means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;
"Dollars" and "$" mean the lawful currency of the United States of America and in respect of all payments to be made under any of the Security Documents means funds which are for same day settlement in the New York Clearing House Interbank Payments System (or such other U.S. dollar funds as may at the relevant time be customary for the settlement of international banking transactions denominated in Dollars);
"Drawdown Date" means the day, being a Banking Day, on which the Commitment is or, as the context may require, shall be advanced to the Borrower;
"Drawdown Notice" means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice) (or in any other form which the Lender approves);
"Earnings" means all earnings of the Vessel, both present or future, including all freight, hire and passage moneys, compensation payable to the Owner in the event of requisition of the Vessel for hire, remuneration for salvage and towage services, demurrage and detention moneys, contributions of any nature whatsoever in respect of general average, damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of the Vessel and any other earnings whatsoever due or to become due to the Owner in respect of the Vessel and all sums recoverable under the Insurances in respect of loss of Earnings and includes, if and whenever the Vessel is employed on terms whereby any and all such moneys as aforesaid are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing agreement which is attributable to the Vessel;
"Earnings Account" means the account to be opened and maintained with the Lending Office or with any other branch of the Lender or any other office of the Lender or with a bank or financial institution other than the Lender (whether associated with the Lender or not) which the Lender may designate to the Borrower at the discretion of the Lender pursuant to Clause 13.8 and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrower, to which all Earnings of the Vessel are to be paid in accordance with the provisions of this Agreement;
"Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, security interest, title retention, arrest, seizure, garnishee order (whether nisi or absolute) or any other order or judgement having similar effect or other encumbrance of any kind securing or any right conferring a priority of payment in respect of any obligation of any person;

"Environmental Affiliate" means any agent or employee of the Borrower or any person having a contractual relationship with the Borrower in connection with any Relevant Ship or her operation or the carriage of cargo thereon;
"Environmental Approval" means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Relevant Ship or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from any Relevant Ship required under any Environmental Law;
"Environmental Claim" means (i) any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non- compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident or (ii) any claim by any other third party howsoever relating to or arising out of an Environmental Incident (and, in each such case, "claim" shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise);
"Environmental Incident" means (i) any release of Material of Environmental Concern from the Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, where the Vessel, the Borrower or a Manager are  at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessel and where the Vessel is liable to be arrested as a result and/or where the Borrower or a Manager are at fault or otherwise liable to any legal or administrative action;
"Environmental Laws" means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Relevant Ship pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage or Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Relevant Ship (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);
"Event of Default" means any event or circumstance set out in Clause 9.1;
"Expenses" means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:
(a)	all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, Taxes, repair costs,

registration fees and insurance premiums, crew wages, repatriation expenses and seamen's pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender in connection with the exercise of the powers referred to in or granted by any of the Security Documents or otherwise payable by the Borrower in accordance with the terms of any of the Security Documents;
(b)	the expenses referred to in Clause 10.2; and
(c)	interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrower and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender but always absent manifest error);
"FATCA" means:
(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other associated official guidance;
(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or
(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;
"FATCA Application Date" means:
(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;
(b)	in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2015; or
(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement;
"FATCA Deduction" means a deduction or withholding from a payment under a Security Document required by FATCA;
"FATCA Exempt Party" means a party that is entitled to receive payments free from any FATCA Deduction;
"FATCA FFI" means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;
"FATCA Payment" means either:
(a)	the increase in a payment made by the Borrower or a Security Party to the Lender under Clause 10.10 or 10.11(b) of this Agreement; or
(b)	a payment under Clause 10.11(d) of this Agreement;
"Fidelity" means Fidelity Marine Inc., a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;
"Financial Year" means, in relation to the Borrower and/or the Guarantor, each period of 1 year commencing on 1 January in respect of which their individual or, as the case may be, consolidated accounts are or ought to be prepared;
"Final Maturity Date" means the sixth (6th) anniversary of the Drawdown Date;
"Flag State" means the Republic of Liberia or such other state or territory proposed in writing by the Borrower to the Lender and approved by the Lender (such approval not to be unreasonably withheld, especially when requested for trading purposes), as being the Flag State of the Vessel for the purposes of the Security Documents;
"General Assignment" means the assignment of the Earnings, Insurances and Requisition Compensation collateral to the Mortgage executed or (as the context may require) to be executed by the Borrower in favour of the Lender, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
"Government Entity" means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;
"Governmental Withholdings" means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;
"Group" means the Guarantor and its consolidated Subsidiaries (whether direct or indirect and including, but not limited to, the Borrower) from time to time during the Security Period and "member of the Group" shall be construed accordingly;
"Guarantee" means the irrevocable and unconditional guarantee executed or (as the context may require) to be executed by the Guarantor as a security for the Outstanding Indebtedness and any and all other obligations of the Borrower under this Agreement and the Security Documents, in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
"Guarantor" means Seanergy Maritime Holdings Corp., a company lawfully incorporated and validly existing under the laws of the Republic of the Marshall Islands, and/or any other person nominated by the Borrower and acceptable to the Lender which may give a Guarantee, and includes its successors in title;
"Guarantor's Debt Service" means in relation to any period means the liability of the Guarantor and its Subsidiaries for principal and interest payable in respect of any moneys borrowed or raised by the Guarantor and/or its Subsidiaries to pay during such period, excluding any shareholder loan;
"IFRS" means international accounting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant financial statements;
"Indebtedness" means any obligation for the payment or repayment of money, whether as principal or as surety, whether present or future, actual or contingent;
"Insurance Letter" means a letter from the Borrower in the form of Schedule 2 (Form of Insurance Letter);
"Insurances" means all policies and contracts of insurance and reinsurances for captive company, if applicable, (including, without limitation, all entries of the Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of the Owner (whether in the sole name of the Owner or in the joint names of the Owner, the relevant charterer and the Lender) in respect of the Vessel and its earnings or otherwise howsoever in connection with the Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);
"Interest Payment Date" means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed the last day of the relevant Interest Period and in case of any Interest Period longer than three (3) months the date(s) falling at successive three (3) monthly intervals during such longer Interest Period and the last day of such Interest Period;
"Interest Period" means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 and 3.3;
"ISM Code" means in relation to its application to the Borrower, the Vessel and her operation:
(a)	"The International Management Code for the Safe Operation of Ships and for Pollution Prevention", currently known or referred to as the "ISM Code", adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and
(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the "Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations" produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;
as the same may be amended, supplemented or replaced from time to time;
"ISM Code Documentation" includes:
(a)	the DOC and SMC issued by the Classification Society in all respects acceptable to the Lender in its absolute discretion pursuant to the ISM Code in relation to the Vessel within the period specified by the ISM Code;
(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require by request; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the Vessel's or the Borrower's compliance with the ISM Code which the Lender may require by request;
"ISM SMS" means the safety management system which is required to be developed, implemented and maintained under the ISM Code;
"ISPS Code" means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;
"ISSC" means an International Ship Security Certificate issued in respect of the Vessel pursuant to the ISPS Code;
"Lending Office" means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as the Lending Office by notice to the Borrower;
"LIBOR" means the London interbank offered rate administered by ICE Benchmark Administration Limited ("ICE") (or any other person which takes over the administration of that rate), for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on page LIBOR 1 of the REUTERS screen at or about 11.00 a.m. (London time) on the Quotation Day for that Interest Period (and, for the purposes of this Agreement, "REUTERS LIBOR page 01" means the display designated as the "REUTERS LIBOR 01" on the Reuters Money News Service or such other page as may replace REUTERS LIBOR page 01 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by ICE as the information vendor for the purpose of displaying ICE Interest Settlement Rates for Dollars); or
(b)	if on such date no rate is quoted on REUTERS LIBOR page 01 or if the rate quoted on such pages does not reflect the Lender's cost of funding, LIBOR for such period shall be the rate per annum (rounded upward if necessary to five decimal place) at which the Lender is able in accordance with its usual practices to obtain deposits in Dollars in an amount approximately equal to the amount in relation to which LIBOR is to be determined for a period equivalent to such period in the London Interbank Market at or about 11:00 a.m. (London time) on the Quotation Day for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;
Provided however that in case LIBOR is below zero, LIBOR shall be deemed to be zero.

"Loan" means the aggregate principal amount borrowed by the Borrower in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;
"Major Casualty" means any casualty to the Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;
"Major Casualty Amount" means Five hundred thousand Dollars ($500,000) or the equivalent in any other currency;
"Management Agreement" means the agreement made between the Borrower and the relevant Manager providing (inter alia) for that Manager to manage the Vessel (together, the "Management Agreements");
"Manager" means, in respect of the Vessel, V. Ships or Seanergy Shipmanagement as the technical manager of the Vessel and/or Fidelity or Seanergy Management as the commercial manager of the Vessel, or any other company nominated by the Borrower which the Lender in its sole discretion may approve from time to time as the commercial and/or (as the case may be) the technical manager of the Vessel and, in the plural, means both of them, and includes their respective successors in title;
"Manager's Undertaking" means a letter of undertaking and subordination to be executed by the Manager, as manager of the Vessel, in favour of the Lender, such Manager's Undertaking to be and in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented (together, the "Manager's Undertakings");
"Margin" means three point five zero percent (3.50%) per annum; and
"Market Value" means the market value of the Vessel as determined in accordance with Clause 8.5(b);
"Marketable Securities" means tradable debt, equity and other securities;
"Material of Environmental Concern" means and includes pollutants, contaminants, toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1988;
"month" means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started, provided that (i) if the period started on the last Banking Day in a calendar month or if there is no such numerically corresponding day, it shall end on the last Banking Day in such next calendar month and (ii) if such numerically corresponding day is not a Banking Day, the period shall end on the next following Banking Day in the same calendar month but if there is no such Banking Day it shall end on the preceding Banking Day and "months" and "monthly" shall be construed accordingly;
"MOA" means the Memorandum of Agreement dated 6th August, 2015 entered into between the Seller named therein as sellers and the Borrower, as buyers in respect of the sale by the Seller and the purchase by the Borrower of the Vessel and includes any and all addenda thereto;
"Mortgage" means, together, the first preferred Liberian ship mortgage and the deed of covenants supplemental thereto on the Vessel to be executed by the Borrower in favour of the Lender in form and substance satisfactory to the Lender as the same may from time to time be amended and/or supplemented;
"Net Income" means, in relation to each Financial Year of the Guarantor, the aggregate revenue of the Guarantor appearing in the Accounting Information for such Financial Year less the aggregate of:
(a)	the amounts incurred by the Guarantor during such Financial Year as expenses of its business (including, without limitation, vessel and voyage expenses, commissions, vessel running expenses (including, but not limited to voyage, operating, repair, insurance, victualing and other related expenses), management fees, Directors fees and general and administration expenses);
(b)	interest expense;
(c)	taxes; and
(d)	other items charged to the Guarantor's consolidated profit and loss account (including but not limited to depreciation and/or amortisation but excluding impairment charges) for the relevant Financial Year.
"Operator" means any person who is from time to time during the Security Period concerned in the operation of the Vessel and falls within the definition of "Company" set out in rule 1.1.2. of the ISM Code;
"Outstanding Indebtedness" means the aggregate of the Loan and interest accrued and accruing thereon, the Expenses and all other sums of money from time to time owing by the Borrower to the Lender, whether actually or contingently under this Agreement and the other Security Documents;
"Owner" means the Borrower;
"Party" means a party to this Agreement;

"Permitted Encumbrance" means any Encumbrance in favour of the Lender created pursuant to the Security Documents and Permitted Liens;
"Permitted Lien" means any lien on the Vessel for master's, officers' or crew's wages outstanding in the ordinary course of trading, any lien for salvage, any ship repairer's or outfitter's possessory lien for a sum not (except with the prior written consent of the Lender which consent will not be unreasonably withheld) exceeding the Major Casualty Amount, broker's liens on policies of insurance in respect of the Vessel and encumbrances over the Vessel created by the Security Documents;
"Purchase Price" means the purchase price of the Vessel referred to in the MOA, i.e. United States Dollars Thirty four million three hundred fifty thousand one hundred and seventy three ($34,350,173);
"Quotation Day" means, in respect of any period in respect of which LIBOR falls to be determined under this Agreement, the second Banking Day before the first day of such period;
"Receiving Bank" means Citibank N.A., 399, Park Avenue, New York 10022, N.Y., U.S.A., or such other bank in New York as the Lender may notify to the Borrower;
"Regulatory Agency" means the Government Entity or other organization in the relevant Flag State which has been designated by the government of the relevant Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;
"Relevant Jurisdiction" means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;
"Relevant Ship" means the Vessel and any other vessel from time to time (whether before or after the date of this Agreement) owned, managed or crewed by, or chartered to, any member of the Group;
"Registry" means the offices of such registrar, commissioner or representative of the Flag State who is duly authorised to register the Vessel, the Borrower's title to the Vessel and the Mortgage over the Vessel under the laws and flag of the Flag State;
"Repayment Date" means each of the dates specified in Clause 4.1 on which the Repayment Instalments shall be payable by the Borrower to the Lender;
"Repayment Instalment" means each instalment of the Loan which becomes due for repayment by the Borrower to the Lender on a Repayment Date pursuant to Clause 4.1;

"Requisition Compensation" means all sums of money or other compensation from time to time payable by reason of requisition of the Vessel otherwise than by requisition for hire;
"Seanergy Management" means Seanergy Management Corp., a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;
"Seanergy Shipmanagement" means Seanergy Shipmanagement Corp., a corporation incorporated in the Marshall Islands having its registered office at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960, Marshall Islands;
"Security Documents" means this Agreement, the documents listed in Clause 11.1 and any and every other document as may have been or shall from time to time after the date of this Agreement be executed to guarantee and/or to secure the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrower to the Lender pursuant to this Agreement (whether or not any such document also secures moneys from time to time owing pursuant to any other document or agreement);
"Security Party" means the Borrower, the Guarantor and any other person (other than the Lender, Fidelity and V. Ships) which is or may become a party to any of the Security Documents;
"Security Period" means the period commencing on the date hereof and terminating on the date upon which the Loan together with all interest thereon and all other moneys payable to the Lender under this Agreement and the other Security Documents has been repaid in full to the Lender;
"Security Requirement" means, as from the 1st January, 2018, the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusively binding on the Borrower) which is at any relevant time one hundred and twenty five percent (125%) of the Loan;
"Security Value" means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrower) which, as from the 1st day of January, 2018 and thereafter at any relevant time is the aggregate of (i) the Market Value of the Vessel as most recently determined in accordance with Clause 8.5(b) and (ii) the market value of any additional security provided under Clause 8.5(a) and accepted by the Lender (if any);
"Seller" means the person specified as "Sellers" in the MOA;

"SMC" means a safety management certificate issued in respect of the Vessel in accordance with rule 13 of the ISM Code;
"Subsidiary" of a person means any company or entity directly or indirectly controlled by such person;
"Taxes" includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and "Taxation" shall be construed accordingly;
"Total Loss" means:
(a)	actual, constructive, compromised or arranged total loss of the Vessel; or
(b)	the Compulsory Acquisition of the Vessel; or
(c)	the condemnation, capture, seizure, confiscation, arrest or detention of the Vessel (other than where the same amounts to the Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, unless the Vessel be released and restored to from such condemnation, capture, seizure, confiscation arrest or detention or within sixty (60) days after the occurrence thereof; and
(d)	the hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to from such hijacking, capture, seizure or confiscation within one hundred eighty (180) days after the occurrence thereof; and
"V. Ships" means V. Ships Limited, a company lawfully incorporated and validly existing under the laws of Cyprus or any other person appointed by the Borrower with the consent of the Lender, as the technical and/or the commercial manager of the Vessel, and includes its successors in title;
"Vessel" means the capesize bulk carrier motor vessel "ETERNUS" of approximately 88,479 gt and 56,828 nt, built in 2010 and having IMO No. 9391646, currently registered in the ownership of the Seller under the Isle of Man flag, to be purchased by the Borrower pursuant to the MOA and which upon Delivery shall be registered under the laws and flag of the Flag State in the ownership of the Borrower with the new name "SQUIRESHIP", and propelled by one oil internal combustion engine of 16,860 KW, together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on the above described vessel;

"US Tax Obligor" means a "US Person who is a withholding agent within the meaning of FATCA.
1.3	Interpretation. In this Agreement:
(a)	"asset" includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;
(b)	"company" includes any partnership, joint venture and unincorporated association;
(c)	"consent" includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;
(d)	"control" means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise and "controlled" shall be construed accordingly;
(e)	"contingent liability" means a liability which is not certain to arise and/or the amount of which remains unascertained;
(f)	"document" includes a deed; also a letter or fax;
(g)	"legal or administrative action" means any legal proceeding or arbitration and any administrative or regulatory action or investigation;
(h)	"liability" includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;
(i)	"law" includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;
(j)	"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;
(k)	"protection and indemnity risks" means the usual risks covered by a protection and indemnity association which is a member of the international group of protection and indemnity associations ("IG"), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(l)	"successor in title" includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person's rights under this Agreement or any other Security Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor in title include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;
(m)	"War risks" includes the risk of mines, blocking and trapping, missing vessel, confiscation, war P&I and all risks excluded by clause 24 of the Institute Time Clauses (Hulls) (1/11/95).
(n)	reference to:
(i)	any "enactment" shall be deemed to include references to such enactment as re-enacted, amended or extended;
(ii)	a "person" shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State, political sub-division of a state and local or municipal authority, any agency of such State and any international organisation and any person includes such person's assignees and successors in title;
(iii)	a "regulation" includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or national or supranational body, agency, department, central bank or government department or any regulatory, self regulatory or other authority or organisation and, for the avoidance of doubt, shall include any Basel II Regulation and Basel III Regulation;
(iv)	a "guarantee" include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Indebtedness and "guaranteed" shall be construed accordingly;
(v)	this Agreement (or to any specified provisions thereof) and all documents referred to in this Agreement (or to any specified provisions thereof) shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(vi)	this Agreement includes all the terms of this Agreement and any schedules, annexes or appendices to this Agreement, which form an integral part of same;
(vii)	clauses, sub-clauses and schedules are to Clauses, Sub-Clauses and schedules in this Agreement;
(viii)	the opinion of the Lender or a determination or acceptance by the Lender or to documents, acts, or persons acceptable or satisfactory to the Lender or the like shall be construed as reference to opinion, determination, acceptance or satisfaction of the Lender at the sole discretion of the Lender and such opinion, determination, acceptance or satisfaction of the Lender shall be conclusive and binding on the Borrowers; and
(o)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;
(p)	subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the other Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;
(q)	where the context so admits, words in the singular include the plural and vice versa; and
(r)	the words "including" and "in particular" shall not be construed as limiting the generality of any foregoing words.
2.	THE LOAN
2.1	Commitment to Lend. The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 6 and in each of the other Security Documents, agrees to lend to the Borrower in one (1) Advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1.
2.2	Drawdown Notice and Commitment to Borrow. Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrower following receipt by the Lender from the Borrower of a Drawdown Notice not later than 10:00 a.m. (London time) on the second Banking Day before the date on which the drawdown is intended to be made. A Drawdown Notice shall be effective on actual receipt thereof by the Lender and, once given, shall, subject as provided in Clause 3.6, be irrevocable.

2.3	Number of Advances Agreed. The Commitment shall be advanced to the Borrower in one (1) Advance.
2.4	Disbursement. Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7, on the date specified in the Drawdown Notice, make the Commitment available to the Borrower.
2.5	Application of Proceeds. Without prejudice to the Borrower's obligations under Clause 8.1(c), the Lender shall have no responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrower.
2.6	Termination Date of the Commitment. Any part of the Commitment undrawn and uncancelled at the end of the Availability Period shall thereupon be automatically cancelled.
2.7	Evidence. It is hereby expressly agreed and admitted by the Borrower that abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive binding and full evidence, save for manifest error, on the Borrower as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the value of additional securities under Clause 8.5(a), the payment or non payment of any amount. Nevertheless, enforcement procedures or any other court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.
2.8	Cancellation. The Borrower may, cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than five (5) Banking Days' notice in writing to that effect, provided, that no Drawdown Notice has been given to the Lender under Clause 2.2 for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrower. Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.8 the Borrower shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 10.
2.9	No security or lien from other person. The Borrower has not taken or received, and the Borrower undertakes that until all moneys, obligations and liabilities due, owing or incurred by the Borrower under this Agreement and the Security Documents have been paid in full, it will not take or receive, any security or lien from any other person liable or for any liability whatsoever.

3.	INTEREST
3.1	Normal Interest Rate. The Borrower shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period (or part thereof) on each Interest Payment Date. The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) LIBOR for such Interest Period, unless there is an Alternative Rate in which case the interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of (i) the Margin and (ii) the Alternative Rate.
3.2	Selection of Interest Period. The Borrower may by notice received by the Lender not later than 10:00 a.m. (London time) on the third Banking Day before the beginning of each Interest Period specify (subject to Clause 3.3 below) whether such Interest Period shall have a duration of one (1) or two (2) or three (3) or six (6) months (or such other period as may be requested by the Borrower and as the Lender, in its sole discretion, may agree to).
3.3	Determination of Interest Periods. Every Interest Period shall, subject to market availability to be conclusively determined by the Lender, be of the duration specified by the Borrower pursuant to Clause 3.2 but so that:
(a)	the initial Interest Period in respect of the Loan will commence on the Drawdown Date and each subsequent Interest Period will commence forthwith upon the expiry of the previous Interest Period;
(b)	if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 and the other provisions of this Clause 3.3 and the expression "Interest Period in respect of the Loan" when used in this Agreement refers to the Interest Period in respect of the balance of the Loan; and
(c)	if the Borrower fails to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be agreed between the Lender and the Borrower provided, always, that such period (whether of three months or different duration) shall comply with this Clause 3.3.

3.4	Default Interest. If the Borrower fails to pay any sum (including, without limitation, any sum payable pursuant to this Clause 3.4) on its due date for payment under any of the Security Documents, the Borrower shall pay interest on such sum from the due date up to the date of actual payment (as well after as before judgement) at the rate determined by the Lender pursuant to this Clause 3.4. The period beginning on such due date and ending on such date of payment shall be divided into successive periods of not more than three (3) months as selected by the Lender each of which (other than the first, which shall commence on such due date) shall commence on the last day of the preceding such period. The rate of interest applicable to each such period shall be the aggregate (as determined by the Lender) of (i) two per cent (2%), per annum, (ii) the Margin and (iii) LIBOR. Such interest shall be due and payable on the last day of each such period as determined by the Lender and each such day shall, for the purposes of this Agreement, be treated as an Interest Payment Date, provided that if such unpaid sum is of principal which became due and payable by reason of a declaration by the Lender under Clause 9.2 or a prepayment pursuant to Clauses 4.2, 4.3, 8.5(a) 12.1 and 12.2 on a date other than an Interest Payment Date relating thereto, the first such period selected by the Lender shall be of a duration equal to the period between the due date of such principal sum and such Interest Payment Date and interest shall be payable on such principal sum during such period at a rate two per cent (2%) above the rate applicable thereto immediately before it fell due. If for the reasons specified in Clause 3.6, the Lender is unable to determine a rate in accordance with the foregoing provisions of this Clause 3.4, interest on any sum not paid on its due date for payment shall be calculated at a rate determined by the Lender to be two per cent (2%) per annum above the aggregate of (i) the Margin and (ii) the Alternative Rate. Interest payable by the Borrower as aforesaid shall be compounded quarterly (or if the period fixed by the Lender is longer, at the end of such longer period) and shall be payable on demand.
3.5	Notification of Interest and interest rate. The Lender shall notify the Borrower promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3 without prejudice to the right of the Lender to make determinations at its sole discretion. However, omission of the Lender to make such notification (without the application of the Borrower) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of wilful misconduct.
3.6	Market disruption – Non Availability
(a)	Market Disruption Event: If and whenever, at any time prior to the commencement of any Interest Period, the Lender (in its discretion) shall have determined (which determination shall be conclusive in the absence of manifest error) that a Market Disruption Event has occurred in relation to the Loan for any such Interest Period, then the Lender shall forthwith give notice thereof (a "Determination Notice") to the Borrower and the rate of interest on the Loan (or the relevant part thereof) for that Interest Period shall be the percentage rate per annum which is the sum of:
(i)	the Margin; and
(ii)	the rate which expresses as a percentage rate per annum the cost to the Lender of funding the Loan (or the relevant part thereof) from whatever source it may select;
and the Lender will advise the Borrower the source it may select to fund the Loan (or the relevant part thereof) and, on a best effort basis, the calculation of the rate under this Clause 3.6(a)(ii).
(b)	Meaning of "Market Disruption Event": In this Agreement "Market Disruption Event" means:
(i)	at or about noon on the Quotation Day for the relevant Interest Period LIBOR is not available; and/or
(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that the cost to it of obtaining matching deposits in the London Interbank Market to fund the Loan (or the relevant part thereof) for such Interest Period would be in excess of the LIBOR for such Interest Period; and
(iii)	before close of business in London on the Quotation Day for the relevant Interest Period, deposits in Dollars are not available to the Lender in the London Interbank Market in the ordinary course of business in sufficient amounts to fund the Loan (or the relevant part thereof) for such Interest Period.
(c)	Alternative basis of interest or funding:
(i)	If a Market Disruption Event occurs and the Lender or the Borrower so requires, the Lender and the Borrower shall enter into negotiations (for a period of not more than five (5) days (the "Negotiation Period")) after the giving of the relevant Determination Notice with a view to agreeing a substitute basis for determining the rate of interest.
(ii)	Any alternative basis agreed pursuant to paragraph (i) above shall be binding on the Lender and all Security Parties.
(d)	Alternative basis of interest in absence of agreement: If the Lender and the Borrower will not enter into negotiations as provided in Clause 3.6(c)(i) or if an alternative interest rate or alternative basis is not agreed within the

Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set the following Interest Period and an interest rate representing the cost of funding of the Lender in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period; if the relevant circumstances are continuing at the end of the Interest Period so set by the Lender, the Lender shall continue to set the following Interest Period and an interest rate representing its cost of funding in Dollars of the Loan (or the relevant part thereof) plus the Margin for such Interest Period.
(e)	Notice of prepayment: If the Borrower does not agree with an interest rate set by the Lender under Clause 3.6(d), the Borrower may give the Lender not less than 5 Banking Days' notice of its intention to prepay the Loan at the end of the interest period set by the Lender.
(f)	Prepayment; termination of Commitment: A notice under Clause 3.6(e) shall be irrevocable; and on the last Banking Day of the interest period set by the Lender, the Borrower shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the balance of the Outstanding Indebtedness.
(g)	Application of prepayment: The provisions of Clause 4 shall apply in relation to the prepayment made hereunder.
3.7	Interest Derivatives Transactions. The Borrower, in order to manage interest rate risks, may, subject to the consent of the Lender (which the Lender shall be in full liberty to withhold) request the Lender (in writing) to enter with the Borrower into interest derivatives transactions. Any such transaction shall be subject to the Borrower accepting the Lender's standard ISDA Master Agreement.
4.	REPAYMENT - PREPAYMENT
4.1	Repayment. The Borrower shall and it is expressly undertaken by the Borrower to repay the Loan by (a) sixteen (16) consecutive quarterly Repayment Instalments (the "Repayment Instalments") to be repaid on each of the Repayment Dates so that the first be repaid on the date falling twenty seven (27) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 16th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) the Balloon Instalment, payable on the Final Maturity Date; subject to the provisions of this Agreement the amount of each Repayment Instalment shall be in the amount of Dollars Eight hundred fourty three thousand seven hundred sixty and seventy five cents ($843,760.75).

provided, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, the last Repayment Date shall be the Final Maturity Date, (b) in the event that the Commitment is not drawn down in full by the last day of the Availability Period, the amount of each of the Repayment Instalments shall be proportionally reduced, (c) there shall be no Repayment Dates after the Final Maturity Date, (d) on the Final Maturity Date the Borrower shall also pay to the Lender any and all other moneys then due and payable under this Agreement and the other Security Documents and (e) if any of the Repayment Instalments shall become due on a day which is not a Banking Day, the due date therefor shall be extended to the next succeeding Banking Day unless such Banking Day falls in the next calendar month in which event such due date shall be the immediately preceding Banking Day.
4.2	Voluntary Prepayment. The Borrower shall have the right, upon giving the Lender not less than five (5) Banking Days' notice in writing, to prepay, without penalty or prepayment fee, part or all of the Loan, in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrower to the Lender hereunder or pursuant to the other Security Documents and all interest accrued thereon, provided, that:
(a)	the giving of such notice by the Borrower will irrevocably commit the Borrower to prepay such amount as stated in such notice;
(b)	if the Borrower shall request consent to make such prepayment on a day other than the last day of an Interest Period the Borrower will pay, in addition to the amount to be prepaid, any such sum as may be payable to the Lender pursuant to Clause 10.1;
(c)	each such prepayment shall be in an amount of a Repayment Instalment or a whole multiple thereof or the balance of the Loan and will be applied by the Lender in or towards prepayment of the remaining Repayment Instalments in direct chronological order of maturity or in inverse chronological order of maturity, at the Borrower's option;
(d)	every notice of prepayment shall be effective only on actual receipt (including by fax) by the Lender, shall be irrevocable and shall oblige the Borrower to make such prepayment on the date specified;
(e)	no amount prepaid may be re-borrowed; and
(f)	the Borrower may not prepay the Loan or any part thereof, save as expressly provided in this Agreement or as otherwise agreed by the Lender.
4.3	Compulsory Prepayment in case of Total Loss or sale of the Vessel. Total Loss: On the Vessel becoming a Total Loss or suffering damage or being involved in an incident which may, in the reasonable opinion of the Lender, result in the Vessel being subsequently determined to be a Total Loss:
(i)	prior to the advancing of the Commitment, the obligation of the Lender to advance the Commitment shall immediately cease and the Commitment shall be reduced to zero; or
(ii)	in case the Commitment has been already advanced, the Borrower shall prepay the Outstanding Indebtedness the latest on the date falling one hundred and eighty (180) days after the occurrence of such Total Loss or the date on which the relevant Vessel suffered damage or the incident which, in the reasonable opinion of the Lender, may result in the Vessel being subsequently determined to be a Total Loss occurred or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the Borrower (or the Lender pursuant to the Security Documents).
For the purpose of this Agreement:
(aa)	in the case of an actual total loss of the Vessel, at the actual date and time the Vessel was lost but in the event of the date of the loss being unknown then the actual total loss shall be deemed to have occurred on the date falling fifteen (15) days after the date on which the Vessel was last reported;
(bb)	in the case of a constructive total loss of the Vessel, at the date and time notice of abandonment (the "NOA date") of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for such Total Loss is admitted by such insurers) or, if such insurers do not admit such a claim on the earlier of (aa) the date when either the total loss is subsequently admitted by the insurers, or (bb) a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred and (bb) the date falling one hundred and eighty days (180) days after the NOA date, or, in the event that such notice of abandonment is not given by the Owner thereof to the insurers of the Vessel, at the date and time on which occurred the incident which may result, in the reasonable opinion of the Lender, in the Vessel being subsequently determined to be a Total Loss;
(cc)	in the case of a compromised or arranged total loss of the Vessel, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the then insurers of the Vessel;

(dd)	in the case of Compulsory Acquisition of the Vessel, on the date upon which the relevant requisition of title or other compulsory acquisition occurs excluding a requisition for hire;
(ee)	the case of, condemnation, capture, seizure, confiscation, arrest, or detention of the Vessel (other than where the same amounts to Compulsory Acquisition of the Vessel) by any Government Entity, or by persons acting on behalf of any Government Entity or otherwise, which deprives the Owner thereof of the use of the Vessel for more than sixty (60) days, upon the expiry of the period of sixty (60) days after the date upon which the relevant, condemnation, capture, seizure or confiscation, arrest or detention; and
(ff)	the case of hijacking, capture, seizure or confiscation of the Vessel arising as a result of a piracy or related incident unless the Vessel be released and restored to the Owner from such hijacking, capture, seizure or confiscation within one hundred eighty (180) days after the occurrence thereof.
(a)	Sale of the Vessel: In the event of a sale or other disposal of the Vessel, or in case of refinancing by another bank or if the Borrower requests the Lender's consent for the discharge of the Mortgage on the Vessel, the Borrower shall prepay the Outstanding Indebtedness.
4.4	Amounts payable on prepayment. Any prepayment of all or part of the Loan under this Agreement shall be made together with (a) accrued interest on the amount to be prepaid to the date of such prepayment (calculated, in the case of a prepayment pursuant to Clause 3.6 at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan), (b) any additional amount payable under Clause 5.3 and (c) all other sums payable by the Borrower to the Lender under this Agreement or any of the other Security Documents including, without limitation, any amounts payable under Clause 10.
5.	PAYMENTS, TAXES, LOAN ACCOUNT AND COMPUTATION
5.1	Payments – No set-off or counterclaims
(a)	The Borrower acknowledges that in performing its obligations under this Agreement, the Lender will be incurring liabilities to third parties in relation to the funding of amounts to the Borrower, such liabilities matching the liabilities of the Borrower to the Lender and that it is reasonable for the Lender to be entitled to receive payments from the Borrower gross on the due date in order that the Lender is put in a position to perform its matching obligations to the relevant third parties. Accordingly, all payments to be made by the Borrower under this Agreement and/or any of the other Security

Documents shall be made in full, without any set-off or counterclaim whatsoever and, subject as provided in Clause 5.3, free and clear of any deductions or withholdings or Governmental Withholdings whatsoever, as follows:
(i)	in Dollars, not later than 10:00 a.m. (London time) on the Banking Day (in Piraeus, Athens, London and New York City) on which the relevant payment is due under the terms of this Agreement; and
(ii)	to the Receiving Bank for the account of the Lender, reference: "Squire Ocean Navigation Co.- Loan Agreement dated: 4th November, 2015", provided, however, that the Lender shall have the right to change the place of account for payment, upon three (3) Banking Days' prior written notice to the Borrower.
(b)	If at any time it shall become unlawful or impracticable for the Borrower to make payment under this Agreement to the relevant account or bank referred to in Clause 5.1(a), the Borrower may request and the Lender may agree to alternative arrangements for the payment of the amounts due by the Borrower to the Lender under this Agreement or the other Security Documents.
5.2	Payments on Banking Days. All payments due shall be made on a Banking Day. If the due date for payment falls on a day which is not a Banking Day, that payment due shall be made on the next following Banking Day unless such Banking Day falls in the next calendar month in which case payment shall be made on the immediately preceding Banking Day.
5.3	Gross Up. If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrower to make payment subject to Governmental Withholdings, or any other deduction or withholding, the Borrower shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings or other deduction or withholding. The Borrower shall indemnify the Lender against any losses or costs incurred by the Lender by reason of any failure of the Borrower to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Borrower shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings, forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding. The obligations of the Borrower under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.
5.4	Tax Credits
If the Lender receives for its own account a repayment or credit in respect of tax on account of which a Borrower has made an increased payment under Clause 5.3 the Lender shall pay to that Borrower a sum equal to the proportion of the repayment or credit which the Lender allocates to the amount due from that Borrower in respect of which the Borrower made the increased payment, provided that:
(a)	the Lender shall not be obliged to allocate to this transaction any part of a tax repayment or credit which is referable to a class or number of transactions;
(b)	nothing in this Clause 5.4 shall oblige the Lender to arrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time;
(c)	nothing in this Clause 5.4 shall oblige the Lender to make a payment which would leave it in a worse position than it would have been in if the Borrower had not been required to make a tax deduction from a payment; and
(d)	any allocation or determination reasonably made by the Lender under or in connection with this Clause 5.4 shall be conclusive and binding on the Borrower.
5.5	Loan Account. All sums advanced by the Lender to the Borrower under this Agreement and all interest accrued thereon and all other amounts due under this Agreement from time to time and all repayments and/or payments thereof shall be debited and credited respectively to a separate loan account maintained by the Lender in accordance with its usual practices in the name of the Borrower. The Lender may, however, in accordance with its usual practices or for its accounting needs, maintain more than one account, consolidate or separate them but all such accounts shall be considered parts of one single loan account maintained under this Agreement. In case that a ship mortgage in the form of Account Current is granted as security under this Agreement, the account(s) referred to in this Clause shall be the Account Current referred to in such mortgage.
5.6	Computation. All interest and other payments payable by reference to a rate per annum under this Agreement shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.	REPRESENTATIONS AND WARRANTIES
6.1	Continuing representations and warranties. The Borrower hereby represents and warrants to the Lender that:
(a)	Due Incorporation/Valid Existence: each of the Borrower and the other corporate Security Parties is duly incorporated and validly existing and in good standing under the laws of their respective countries of incorporation, and have power to own their respective property and assets, to carry on their respective business as the same are now being lawfully conducted and to purchase, own, finance and operate vessels, or, as the case may be, manage vessels, as well as to undertake the obligations which they have undertaken or shall undertake pursuant to the Security Documents;
(b)	Due Corporate Authority: each of the Borrower and the other corporate Security Parties has power to execute, deliver and perform its obligations under the Security Documents to which it is a party and to borrow the Commitment and each of the corporate Security Parties has power to execute and deliver and perform its obligations under the Security Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of the Borrower to borrow will be exceeded as a result of borrowing the Loan;
(c)	Litigation: no litigation or arbitration, tax claim or administrative proceeding relating to sums exceeding Five hundred thousand Dollars ($500,000) involving a potential liability of the Borrower or any other Security Party is current or pending or (to its or its officers' knowledge) threatened against the Borrower or any other Security Party, which, if adversely determined, would have a materially adverse effect on the business, position, profitability, assets or the financial condition of any of them;
(d)	No conflict with other obligations: the execution and delivery of, the performance of its obligations under, and compliance with the provisions of, the Security Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrower or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrower or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrower or any other Security Party or (iv) result in the creation or imposition of or oblige the

Borrower or any other Security Party to create any Encumbrance (other than a Permitted Encumbrance) on any of the undertakings, assets, rights or revenues of the Borrower or any other Security Party (other than the Manager);
(e)	Financial Condition: to the knowledge of the officers/directors or shareholders of the Borrower the financial condition of the Borrower and of the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;
(f)	No Immunity: neither the Borrower nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);
(g)	Shipping Company: each of the Borrower and the Managers is a shipping company involved in the owning or, as the case may be, managing of ships engaged in international voyages and earning profits in free foreign currency;
(h)	Licences/Authorisation: every consent, authorisation, license or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Security Documents or the performance by each Security Party of its obligations under the Security Documents to which such Security Party is or is to be a party has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same so far as the Borrower is aware;
(i)	Perfected Securities: when duly executed, the Security Documents will create a perfected security interest in favour of the Lender, with the intended priority, over the assets and revenues intended to be covered, valid and enforceable against the Borrower and the other Security Parties;
(j)	No Notarisation/Filing/Recording: save for the registration of any mortgage in the Registry, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement or any of the other Security Documents that it or they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere or that any stamp, registration or similar tax or charge be paid on or in relation to this Agreement or the other Security Documents;

(k)	Validity and Binding effect: the Security Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the Registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrower and the other Security Parties in accordance with their respective terms and that there are no other agreements or arrangements which may adversely affect or conflict with the Security Documents or the security thereby created; and
(l)	Valid Choice of Law: the choice of law agreed to govern this Agreement and/or any other Security Document and the submission to the jurisdiction of the courts agreed in each of the Security Documents are or will be, on execution of the respective Security Documents, valid and binding on the Borrower and any other Security Party which is or is to be a party thereto; and
(m)	Shareholdings
(i)	the control of the Guarantor and the voting rights attaching to at least 51% of the shares issued and outstanding in the share capital of the Guarantor are and at least 51% of the shares issued and outstanding in the share capital of the Guarantor and the voting rights attaching to such shares shall, throughout the Security Period, be ultimately beneficially held directly or indirectly by the person(s) disclosed to the Lender at the negotiation of this Agreement; and
(ii)	no change has been made directly or indirectly in the ownership, beneficial ownership, control or management of the Borrower or any share therein or of the Vessel (especially concerning class or flag);
(iii)	no change has been made directly or indirectly in the ultimate beneficial ownership of any of the shares in the Guarantor or in the ultimate control of the voting rights attaching to any of those shares from that existing on the date of this Agreement which results in the person(s) disclosed by the Borrower to the Lender in the negotiation of this Agreement not having at least 51% of the shares issued and outstanding in the share capital in the Guarantor and the voting rights attaching to such shares;
6.2	Initial representations and warranties. The Borrower hereby further represents and warrants to the Lender that:
(a)	Direct obligations - Pari Passu: the obligations of the Borrower under this Agreement are direct, general and unconditional obligations of the Borrower and rank at least pari passu with all other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law;
(b)	Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of any Security Party to the Lender in connection with the negotiation and preparation of this Agreement and each of the other Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the best knowledge of the Directors/Officers or shareholders of the Borrower, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;
(c)	No Continuing Event of Default: no Continuing Event of Default has occurred;
(d)	No Taxes: no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by the Borrower under this Agreement and/or any other of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any other of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder. In case that any Tax exists now or will be imposed in the future, it will be borne by the Borrower;
(e)	No Continuing Event of Default under other Indebtedness: no Continuing Event of Default has occurred and is continuing with respect to the Borrower or the Guarantor under any agreement relating to Indebtedness to which it is a party or by which it may be bound;
(f)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessel: the Vessel is and on the Drawdown Date will be:
(i)	in the absolute and free from Encumbrances (other than in favour of the Lender) ownership of the Borrower who is and will on and after the Drawdown Date be the sole legal and beneficial owner of the Vessel;
(ii)	registered in the name of the Borrower through the Registry under the laws and flag of the Flag State;
(iii)	operationally seaworthy and in every way fit for service;

(iv)	classed with the Classification Society which is a member of IACS and which has been approved by the Lender in writing and such class will be free of any overdue requirements and recommendations of the Classification Society affecting class;
(v)	insured in accordance with the provisions of this Agreement and the Mortgage;
(vi)	managed by the relevant Manager(s); and
(vii)	in full compliance with the ISM and the ISPS Code;
(g)	No Charter: unless otherwise permitted in writing by the Lender (such permission not to be unreasonably withheld), the Vessel will not on or before the Drawdown Date be subject to any charter or contract nor to any agreement to enter into any charter or contract which, if entered into after the Drawdown Date would have required the consent of the Lender under any of the Security Documents and there will not on or before the Drawdown Date be any agreement or arrangement whereby the Earnings of the Vessel may be shared with any other person;
(h)	No Encumbrances: neither the Vessel, nor its Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Security Documents nor any part thereof will, on the Drawdown Date, be subject to any Encumbrances other than Permitted Encumbrances or otherwise permitted by the Security Documents;
(i)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:
(i)	the Borrower has complied with the provisions of all Environmental Laws;
(ii)	the Borrower has obtained all Environmental Approvals and are in compliance with all such Environmental Approvals; and
(iii)	the Borrower has not received notice of any Environmental Claim that the Borrower is not in compliance with any Environmental Law or any Environmental Approval;
(j)	No Environmental Claims: except as may already have been disclosed by the Borrower in writing to, and acknowledged in writing by, the Lender:

(i)	there is no Environmental Claim pending or, to the best of the Borrower's knowledge and belief, threatened against the Borrower or the Vessel or any other Related Ship; and
(ii)	there has been no emission, spill, release or discharge of a Material of Environmental Concern from the Vessel or any other Related Ship or any vessel owned by, managed or crewed by or chartered to the Borrower which could give rise to an Environmental Claim;
(k)	Copies true and complete: the copies of the MOA and the Management Agreement delivered or to be delivered to the Lender pursuant to Clause 7.2 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;
(l)	Application made for DOC and SMC: in relation to the Vessel, the Operator has applied to the appropriate Regulatory Agency for a DOC for itself and an SMC in respect of the Vessel to be issued pursuant to the ISM Code within any time limit required or recommended by such Regulatory Agency and that neither the Borrower nor any Operator is aware of any reason why such application may be refused;
(m)	Compliance with the ISPS code: the Vessel will comply on the Drawdown Date and the Operator complies with the requirements of the ISM Code and the SMC which has been or, as the case may be, shall be issued in respect of the Vessel and shall remain valid on the Drawdown Date and thereafter throughout the Security Period.
(n)	Compliance with ISPS Code: the Owner has a valid and current ISSC in respect of its Vessel and the vessel owned by it and is in full compliance with the ISPS Code;
(o)	No default under MOA: the Borrower is not in default under any of its obligations under the MOA;
(p)	No Rebates: there will be no commissions, rebates, premiums or other payments by or to or on account of the Borrower or any other Security Party or, to the knowledge of the Borrower, any other person in connection with the MOA other than as shall be disclosed to the Lender by the Borrower in writing;
(q)	FATCA: None of the Security Parties is a FATCA FFI or a US Tax Obligor.

(r)	Shareholding: the shares in the Borrower are legally and beneficially owned by the persons disclosed to the Lender in the negotiation of this Agreement.
6.3	Acting for its own account - Money laundering. The Borrower represents and warrants and confirms that it is the beneficiary of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; the Borrower is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; the Borrower confirms that, by entering into this Agreement and the other Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrower of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Documents to which the Borrower is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat "money laundering" (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).
6.4	Representations Correct. At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrower and/or the Guarantor to the Lender are true and accurate.
6.5	Repetition of Representations and Warranties. The representations and warranties in this Clause 6 (except in relation to the representations and warranties in Clause 6.2) shall be deemed to be repeated by the Borrower on the Drawdown Date and on each Interest Payment Date throughout the Security Period as if made with reference to the facts and circumstances existing on each such day.
7.	CONDITIONS PRECEDENT
7.1	Conditions precedent to the execution of this Agreement. The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender shall have received, not later than two (2) Banking Days before the day on which the Drawdown Notice in respect of the Commitment or such part thereof is given, the following documents and evidence in form substance satisfactory to the Lender:
(a)	a duly certified true copy of the Articles of Incorporation and By-Laws or the Memorandum and Articles of Association, or of any other constitutional documents, as the case may be, of each corporate Security Party;

(b)	a recent certificate of incumbency of each corporate Security Party issued by the appropriate authority or, as appropriate, signed by the secretary or a director thereof, stating the officers and the directors of each of them;
(c)	a recent certificate as to the shareholding of each corporate Security Party issued by an appropriate authority or, at the discretion of the Lender, signed by the secretary or a director of each of them as the case may be, stating respectively the full names and addresses of the person or persons beneficially entitled as shareholders/ stockholders of the entire issued and outstanding shares/ stock of each of them;
(d)	minutes of separate meetings of the directors and (if required) shareholders of each corporate Security Party at which there was approved (inter alia) the entry into, execution, delivery and performance of this Agreement, the other Security Documents and any other documents executed or to be executed pursuant hereto or thereto to which the relevant corporate Security Party is or is to be a party;
(e)	the original of any power(s) of attorney and any further evidence of the due authority of any person signing this Agreement, the other Security Documents, and any other documents executed or to be executed pursuant hereto or thereto on behalf of any corporate person;
(f)	evidence that all necessary licences, consents, permits and authorisations (including exchange control ones) have been obtained by any Security Party for the execution, delivery, validity, enforceability, admissibility in evidence and the due performance of the respective obligations under or pursuant to this Agreement and the other Security Documents;
(g)	evidence that the fees referred to in Clause 10.9 have been paid in full;
(h)	a copy of the DOC applicable to Manager certified as true and in effect;
(i)	any other documents or recent certificates or other evidence which would be required by the Lender in relation to any corporate Security Party evidencing that the relevant Security Party has been properly established, continues to exist validly and is in good standing; and
(j)	a copy of each of the following documents certified as true and complete by the legal counsel of the Borrower:
(i)	the MOA;
(ii)	the Management Agreement evidencing that the Vessel is managed by the relevant Manager on terms acceptable to the Lender; and

(iii)	any Charterparty.
7.2	Conditions precedent to the making of the Commitment. The obligation of the Lender to advance the Commitment (or any part thereof) is subject to the further condition that the Lender shall have received prior to the drawdown or, where this is not possible, simultaneously with the drawdown of the Commitment or the relevant part thereof:
(a)	the Drawdown Notice duly executed and issued;
(b)	each of the Security Documents (as set out in Clause 11.1) duly executed and where appropriate duly registered with the Registry or any other competent authority (as required);
(c)	evidence that, prior to or simultaneously with the relevant drawdown, the Vessel will be duly registered in the ownership of the Borrower with the Registry and under the laws and flag of the Flag State free from any Encumbrances save for those in favour of the Lender and otherwise as contemplated herein;
(d)	evidence in form and substance satisfactory to the Lender that the Vessel has been or will - on the Drawdown Date - be insured in accordance with the insurance requirements provided for in this Agreement and the other Security Documents, including a MII, together with an opinion from insurance consultants (appointed by the Lender at the Borrower's expense) as to the adequacy of the insurances effected or to be effected in respect of the Vessel, to be followed by full copies of cover notes, policies, certificates of entry or other contracts of insurance and irrevocable authority is hereby given to the Lender at any time at its discretion to obtain copies of the policies, certificates of entry or other contracts of insurance from the insurers and/or obtain any information in relation to the Insurances relating to the Vessel;
(e)	copies of the trading certificates of the Vessel certified as true and complete by the legal counsel of the Borrower evidencing the same to be valid and in force;
(f)	all necessary confirmations from the insurers of the Vessel that they will issue letters of undertaking and endorse notice of assignment and loss payable clauses on the Insurances, in form and substance satisfactory to the Lender in its sole discretion and - in the event of fleet cover - accompanied by waivers for liens for unpaid premium of other vessels managed by the Manager(s) and which are not subject to any mortgage in favour of the Lender) and (if required by the Lender) an opinion signed by an independent firm of marine insurance brokers appointed and/or approved by the Lender at the expenses of the Borrower confirming the adequacy of the Insurances maintained on the Vessel;
(g)	evidence from the Classification Society that the Vessel is classed with the class notation (referred to in the Mortgage), with the Classification Society or to a similar standard with another classification society of like standing to be specifically approved by the Lender and remains free from any overdue requirements or recommendations affecting her class;
(h)	a copy of the trim and stability booklet certifying the lightweight of the Vessel certified as true and complete by the legal counsel of the Borrower;
(i)	copy of the DOC referred to in paragraph (a) in the definition of the ISM Code Documentation certified as true and complete by the legal counsel of the Borrower;
(j)	copies of such applications for ISM Code Documentation as the Lender may by written notice to the Borrower have requested not later than two (2) days before the Drawdown Date certified as true and complete in all material respects by the Borrower and the Manager(s);
(k)	true and complete copy of the application for ISSC certificates issued pursuant to the ISPS Code;
(l)	recent charter free valuation of the Vessel, at the Borrower's expense, as at a date determined by the Lender but in any event before the Drawdown Date, prepared on the basis specified in Clause 8.5(b) by major shipbrokers appointed and/or approved by the Lender in form and substance satisfactory to the Lender;
(m)	due authorisation in form and substance satisfactory to the Lender authorising the Lender to have access and/or obtain any copies of class records or other information at its discretion from the classification society of the Vessel specified in the Mortgage, provided, however, that the Lender shall not exercise such right unless and until an Event of Default has occurred and is continuing;
(n)	the Insurance Letter duly executed;
(o)	evidence that the Earnings Account has been duly opened and all mandate forms, signature cards and authorities have been duly delivered to the Lender;
(p)	evidence to the full satisfaction of the Lender, proving the Seller's title to the Vessel free of any Encumbrances, debts or claims of any nature whatsoever;

(q)	duly certified copy of the Bill of Sale, the protocol of delivery and acceptance of the Vessel as well as of all other Seller's documents;
(r)	evidence that no Encumbrances are registered against the Vessel on her previous register; and
(s)	evidence that the Purchase Price of the Vessel has been (or upon her delivery will have been) paid in full in accordance with the provisions of the MOA.
7.3	No change of circumstances. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that at the time of the giving of the Drawdown Notice and on the Drawdown Date:
(a)	the representations and warranties set out in Clause 6 and in each of the Security Documents are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time;
(b)	no Default shall have occurred and be continuing or would result from the drawdown; and
(c)	the Lender shall be satisfied that there has been no change in the ownership, management, operations and/or adverse change in the financial condition of any Security Party which (change) might, in the sole opinion of the Lender, be detrimental to the interests of the Lender; and
(d)	the interest rate applicable to the Loan during the first Interest Period would not fail to be determined pursuant to Clause 3.6.
7.4	General Conditions. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received:
(a)	draft opinions from lawyers appointed by the Lender as to all the matters referred to in Clauses 6.1(a) and (b) and all such aspects of law as the Lender shall deem relevant to this Agreement and the other Security Documents and any other documents executed pursuant hereto or thereto and any further legal or other expert opinion as the Lender at its sole discretion may require;
(b)	confirmation from any agents nominated in this Agreement and elsewhere in the other Security Documents for the acceptance of any notice or service of process, that they consent to such nomination; and
(c)	a receipt in writing in form and substance satisfactory to the Lender including an acknowledgement and admission of the Borrower and the other Security Parties to the effect that the Commitment or relevant part thereof (as the case may be) was drawn by the Borrower and a declaration by the Borrower that all conditions precedent have been fulfilled, that there is no Event of Default and that all the representations and warranties are true and correct.
7.5	Know your customer and money laundering compliance. The obligation of the Lender to advance the Commitment or any part thereof is subject to the further condition that the Lender, prior to or simultaneously with the drawdown, shall have received, to the extent required by any change in applicable law and regulation or any changes in the Lender's own internal guidelines since the date on which the applicable documents and evidence were delivered to the Lender pursuant to Clause 8.7, such further documents and evidence as the Lender shall require to identify the Borrower and the other Security Parties and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
7.6	Further documents. Without prejudice to the provisions of this Clause 7 the Borrower hereby undertakes with the Lender to make or procure to be made such amendments and/or additions to any of the documents delivered to the Lender in accordance with this Clause 7 and to execute and/or deliver to the Lender or procure to be executed and/or delivered to the Lender such further documents as the Lender and its legal advisors may reasonably require to satisfy themselves that all the terms and requirements of this Agreement have been complied with.
7.7	Waiver of conditions precedent. The conditions specified in this Clause 7 are inserted solely for the benefit of the Lender and may be waived by the Lender in whole or in part and with or without conditions. Without prejudice to any of the other provisions of this Agreement, in the event that the Lender, in its sole and absolute discretion, makes the Commitment available to the Borrower prior to the satisfaction of all or any of the conditions referred to in Clause 7.1, 7.2 and 7.3, the Borrower hereby covenants and undertakes to satisfy or procure the satisfaction of such condition or conditions by no later than fourteen (14) days after the Drawdown Date or within such longer period as the Lender may, in its sole and absolute discretion, agree to or specify.
8.	COVENANTS
8.1	General. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under any of the Security Documents and while all or any part of the Loan remain outstanding, they will:
(a)	Notice on adverse change or Default: immediately inform the Lender upon becoming aware of any occurrence which might adversely affect the ability of any Security Party to perform its obligations under any of the Security Documents and, without limiting the generality of the foregoing, will inform the Lender of any Default forthwith upon becoming aware thereof and will from time to time, if so requested by the Lender, confirm to the Lender in writing that, save as otherwise stated in such confirmation, no Default has occurred and is continuing;
(b)	Consents and licenses: without prejudice to Clauses 6.1 and 7, obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorisation, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary or desirable under applicable law for the continued due performance of all the obligations of the Security Parties under each of the Security Documents;
(c)	Use of Loan proceeds: use the Loan exclusively for the purposes specified in Clause 1.1;
(d)	Pari passu: ensure that its obligations under this Agreement shall, without prejudice to the provisions of this Clause 8.1, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness of the Borrower with the exception of any obligations which are mandatorily preferred by law and not by contract;
(e)	Financial statements: furnish the Lender with (i) unaudited annual financial statements of the Borrower and audited financial statements of the Guarantor, by auditors acceptable to the Lender, prepared in accordance with the Applicable Accounting Principles in respect of each Financial Year as soon as practicable but not later than 120 days after the end of the financial period to which they relate, commencing on 31th December, 2015, and (ii) semi-annual unaudited financial statements of the Guarantor, prepared in accordance with the Applicable Accounting Principles in respect of the first semester of the relevant Financial Year as soon as practicable but not later than 90 days after the end of each such financial period to which they relate;
(f)	Provision of further information: provide the Lender with such financial and other information concerning the Security Parties and their respective affairs as the Lender may from time to time reasonably require;
(g)	Financial Information: provide the Lender from time to time as the Lender may reasonably request with information on the financial conditions and operations of the Borrower and the Guarantor, as such information may be reasonably requested by the Lender and such information to be certified by a Director of the Borrower as to their correctness;
(h)	Information on the employment of the Vessel: provide the Lender from time to time as the Lender may request with information on the employment of the Vessel, as well as on the terms and conditions of any charterparty, contract of affreightment, agreement or related document in respect of the employment of the Vessel, such information to be certified by one of the directors of the Borrower as to their correctness;
(i)	Banking operations: ensure that all banking operations in connection with the Vessel are carried out through the Lending Office of the Lender;
(j)	Liquidity: ensure that prior to the Drawdown Date and throughout the Security Period the Borrower shall maintain minimum free liquidity in free deposits with the Lender in an amount equal to at the time Borrower's Debt Service for the next semester;
(k)	Obligations under Security Documents: duly and punctually perform each of the obligations expressed to be assumed by it under the Security Documents;
(l)	Payment on demand: pay to the Lender on demand any sum of money which is payable by the Borrower to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable; and
(m)	Compliance with Laws and Regulations: to comply, or procure compliance with all laws or regulations relating to the Borrower and/or the Vessel, its ownership, operation and management or to the business of the Borrower and cause this Agreement and the other Security Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the other Security Documents as valid and enforceable Security Documents;
(n)	Compliance with ISM Code: procure that each Manager and any Operator:
(i)	will comply with and ensure that the Vessel and any Operator by no later than the Drawdown Date complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;
(ii)	immediately inform the Lender if there is any threatened or actual withdrawal of the Borrower's, the Manager(s)' or an Operator's DOC or the SMC in respect of the Vessel; and
(iii)	promptly inform the Lender upon the issue to the Borrower, the relevant Manager(s) or any Operator of a DOC and to the Vessel of an SMC or the receipt by the Borrower, the relevant Manager(s) or any Operator of notification that its application for the same has been realised;

(o)	Compliance with ISPS Code: procure that the relevant Manager(s) or any Operator will:
(i)	maintain at all times a valid and current ISSC respect of the Vessel;
(ii)	immediately notify the Lender in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC in respect of the Vessel; and
(iii)	procure that the Vessel will comply at all times with the ISPS Code;
(p)	Inspections/Surveys: at reasonable times and upon reasonable notice and without interfering with the Vessel's normal course of trading that the Lender might consider to be necessary or useful, have the Vessel inspected and/or surveyed at the expense of the Borrower by surveyors and/or inspectors appointed by the Lender and the Borrower hereby duly authorise the Lender to review the insurance and operating records of the Borrower; and
(q)	Compliance with Covenants: duly and punctually perform all obligations under this Agreement and the other Security Documents; and
(r)	Application of FATCA: The Borrower shall procure that, unless otherwise agreed by the Lender, no Security Party shall become a FATCA FFI or a US Tax Obligor.
8.2	Negative undertakings. The Borrower undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Loan remains outstanding, it will not, without the prior written consent of the Lender:
(a)	Negative pledge: permit any Encumbrance (other than a Permitted Encumbrance) to subsist, arise or be created or extended over all or any part of its present or future undertakings, assets, rights or revenues to secure or prefer any present or future Indebtedness or other liability or obligation of the Borrower or any other person;
(b)	No further Indebtedness: incur no further Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations of the Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;
(c)	No merger: merge or consolidate with any other person;
(d)	Disposals: sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling to be taken into account pursuant to this

Clause 8.2(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrower) of its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading) whether by one or a series of transactions related or not;
(e)	Other business: undertake any type of business other than the ownership and operation of the Vessel and the chartering of the Vessel to third parties;
(f)	Acquisitions: acquire any further assets other than the Vessel and rights arising under contracts entered into by or on behalf of the Borrower in the ordinary course of its business of owning, operating and chartering the Vessel;
(g)	Other obligations: incur any obligations except for obligations arising under the Security Documents or contracts entered into in the ordinary course of its business of owning, operating and chartering the Vessel (and for the purposes of this Clause 8.2(g) fees to be paid pursuant to the Management Agreement in respect of the Vessel shall be considered as permitted obligations under the Security Documents);
(h)	No borrowing: incur any Borrowed Money except for Borrowed Money pursuant to the Security Documents;
(i)	Repayment of borrowings: repay the principal of, or pay interest on or any other sum in connection with, any of its Borrowed Money except for Borrowed Money pursuant to the Security Documents;
(j)	No Payments: except pursuant to this Agreement and the Security Documents (or as expressly permitted by the same) not pay out any funds to any company or person except in connection with the administration of the Borrower, the operation, trade, charter, maintain and/or repair of the Vessel;
(k)	Guarantees: issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Security Documents and except for, in the case of the Borrower, guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel;
(l)	No Loans: make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit (save for liabilities or obligations reasonably incurred in the normal course of its business of trading, operating and chartering, maintaining and repairing the Vessel owned by it including, without limitation, any shareholder loan subject to the Borrower ensuring, on or prior to the date of the first advance of that loan, that the rights of the shareholder which is the provider of that loan are fully subordinated to the rights of the Lender under this Agreement and the other Security Documents in writing and upon such terms and conditions as shall be required by the Lender and save for normal trade credit in the ordinary course of business) to any officer, director, stockholder or employee or any other company managed by the relevant Manager(s);
(m)	Securities: permit any Indebtedness of the Borrower to any person (other than the Lender) to be guaranteed by any person (save, in the case of the Borrower, for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which the Vessel is entered, guarantees required to procure the release of the Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of the Vessel);
(n)	Dividends: declare or pay any dividends or distribute any of its present or future assets, undertakings, rights or revenues to any of its shareholders save as hereinafter provided:
(i)	the Borrower may declare or pay such dividends subject to no Event of Default having occurred and being continuing; and
(ii)	the Guarantor may declare or pay such dividends subject to (aa) no Event of Default having occurred and being continuing, (bb) there is no breach of any of the Financial Covenants set forth in Clause 8.6 (Additional Financial Covenants - Compliance Certificate) and Clause 5.3 (Additional Financial Covenants - Compliance Certificate) of the Guarantee and (cc) the amount of the dividends so declared shall not exceed 50% of its Net Income except in case the Cash and Marketable Securities are equal or greater than the amount required to meet the Guarantor's Debt Service for the following eighteen-month period.
(o)	Subsidiaries: form or acquire any Subsidiaries.
(p)	Maintenance of Business Structure: change the nature, organisation and conduct of the business of the Borrower or the Guarantor as owner of the Vessel or carry on any business other than the business carried on at the date of this Agreement;
(q)	Maintenance of Legal Structure: (such consent not be unreasonably withheld) ensure that none of the documents defining the constitution of any of the

Borrower and the Guarantor shall be materially (in the Lender's opinion) altered in any manner whatsoever; and
(r)	No Encumbrance of Assets: allow any part of its undertaking, property, assets or rights, whether present or future, to be mortgaged, charged, pledged, used as a lien or otherwise encumbered without the prior written consent of the Lender; and
(s)	Control: throughout the Security Period permit:
(i)	any change to be made after the date of this Agreement directly or indirectly in the ownership, beneficial ownership or control of the Borrower or any share therein or of the Vessel (especially concerning class or flag) as a result of which less than the majority of the shares and voting rights in the Borrower remain in the ultimate legal and beneficial ownership of the person(s) disclosed to the Lender at the negotiation of this Agreement and/or the Vessel ceases to remain fully (100%) owned by the Borrower; and
(ii)	any change to be made after the date of this Agreement directly or indirectly in the beneficial ownership of any of the shares in the Guarantor and/or in the ultimate control of the voting rights attaching to any of those shares from that existing on the date of this Agreement, which results in the person(s) disclosed to the Lender at the negotiation of this Agreement not having at least 51% of the shares issued and outstanding in the share capital in the Guarantor and/or the voting rights attaching to those shares.
8.3	Undertakings concerning the Vessel. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Security Documents that it will:
(a)	Chartering: not without the prior written consent of the Lender (such consent not to be unreasonable withheld) let or agree to let the Vessel:
(i)	on demise charter for any period; or
(ii)	by any time or consecutive voyage charter for a term which exceeds or which by virtue of any optional extensions therein contained may exceed twelve (12) months' duration; or
(iii)	on terms whereby more than two months' hire (or the equivalent) is payable in advance; or
(iv)	other than on an arm's length basis;

(b)	Manager: not without the prior written consent of the Lender (and then only subject to such conditions as the Lender may impose) appoint a manager of the Vessel other than the relevant Manager;
(c)	Ownership/Management/Control: ensure that the Vessel remains registered on the Drawdown Date in the ownership of the Owner thereof under the laws of the Flag State and thereafter ensure that the Vessel will maintain her present ownership, management, control and beneficial ownership;
(d)	Class: ensure that the Vessel will remain in class free of recommendations or average damage affecting class or permitted by the Classification Society and provide the Lender on demand with copies of all class and trading certificates of the Vessel;
(e)	Insurances: ensure that all Insurances (as defined in the relevant Mortgage/General Assignment) of the Vessel are maintained and comply with all insurance requirements specified in this Agreement and in the relevant Mortgage and in case of failure to maintain the Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of the Owner thereof (and in case that the Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrower which, if paid by the Lender, shall be Expenses;
(f)	Transfer/Encumbrances: not without the prior written consent of the Lender sell or otherwise dispose of the Vessel or any share therein or create or agree to create or permit to subsist any Encumbrance over the Vessel (or any share or interest therein other than Permitted Encumbrances);
(g)	Not imperil Flag, Ownership, Insurances: ensure that the Vessel is maintained and trades in conformity with the laws of the Flag State, of its owning company or of the nationality of the officers, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of the Vessel or its unencumbered (other than Encumbrances in favour of the Lender and Encumbrances permitted by this Agreement) ownership or its Insurances;
(h)	Mortgage Covenants: always comply with all the covenants provided for in the Mortgages;
(i)	Assignment of Earnings: not assign or agree to assign otherwise than to the Lender the Earnings or any part thereof.
(j)	Chartering: ensure and procure that in the event of the Vessel being employed under a Charterparty of a duration longer than 12 months, (a) the

Borrower shall execute and deliver to the Lender within fifteen (15) days of signing thereof a specific Charterparty Assignment in favour of the Lender of the benefit of such Charterparty and a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer, all in form and substance satisfactory to the Lender or (b) alternatively at the discretion of the Lender, a copy of irrevocable instructions of the Owner of the respective Vessel to the charterer for the payment of the hire to the Lender and/or a copy of the charterparty with appropriate irrevocable notation;
(k)	Compliance with Environmental Laws: comply with, and procure that all Environmental Affiliates comply with, all Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with all Environmental Approvals and to notify the Lender forthwith:
(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding Five hundred thousand Dollars ($500,000) made against the Vessel, any Relevant Ship and/or her respective owner; and
(ii)	upon becoming aware of any incident which may give rise to an Environmental Claim and to keep the Lender advised in writing of the Borrower's response to such Environmental Claim on such regular basis and in such detail as the Lender shall require.
8.4	Validity of Securities - Earnings - Taxes etc. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, they will:
(a)	Validity: ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the other Security Documents are maintained in full force and effect and/or appropriately taken;
(b)	Earnings: ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of the Vessel shall be paid to the Earnings Account and (ii) the persons from whom the Earnings are from time to time due are irrevocably instructed to pay them to the said Earnings Account or to such account in the name of the Borrower as shall be from time to time determined by the Lender in accordance with the provisions hereof and of the relevant Security Documents;
(c)	Taxes: pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and
(d)	Additional Documents: from time to time at the request of the Lender execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed desirable at the reasonable discretion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto and in case that any conditions precedent (with the Lender's consent) have not been fulfilled prior to the relevant Drawdown Date, such conditions shall be complied with within five (5) Banking Days after the Lender's written request (unless the Lender agrees otherwise in writing) and failure to comply with this covenant shall be an Event of Default.
8.5	Market Value to Debt Ratio-Additional Security - Valuation of the Vessel.
(a)	Security shortfall: If, as from the 1st January, 2018 and thereafter at any time during the Security Period, the Security Value shall be less than the Security Requirement, the Lender may give notice to the Borrower requiring that such deficiency be remedied and then the Borrower shall (unless if the sole cause of such deficiency is the Total Loss of the Vessel and the Borrower is in full compliance with his obligations in relation to such Total Loss) either;
(i)	prepay (in accordance with Clause 4.2 (but without regard to the requirement for ten (10) days notice) within a period of thirty (30) days of the date of receipt by the Borrower of the Lender's said notice such sum in Dollars as will result in the Security Requirement after such prepayment (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment) being at least equal to the Security Value; or
(ii)	within thirty (30) days of the date of receipt by the Borrower of the Lender's said notice constitute to the satisfaction of the Lender such further security for the Loan as shall be acceptable to the Lender having a value for security purposes (as determined by the Lender in its absolute discretion) at the date upon which such further security shall be constituted which, when added to the Security Value, shall not be less than the Security Requirement as at such date. Such additional security shall be constituted by:

a)	additional pledged cash deposits in favor of the Lender in an amount equal to such shortfall with the Lender and in an account and manner to be determined by the Lender; and/or
b)	any other security acceptable to the Lender at its absolute discretion to be provided in a manner determined by the Lender.
Any such additional security provided to the Lender shall be promptly released by the Lender once the Security Requirement ratio has been restored. The provisions of Clauses 4.3 and 4.4 shall apply to prepayments under Clause 8.5(a)(i).
(b)	Valuation of Vessel: The Vessel shall, for the purposes of this Clause 8.5, be valued in Dollars (at least once a year) as and when the Lender shall reasonably require by any of the following shipbrokers (i) H. Clarkson & Company Limited and (ii) S.S.Y and (iii) Golden Destiny and (iv) Allied Shipbroking Inc. and (v) Arrow Shipbroking Group, appointed by the Lender in its sole discretion (such valuation to be made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arms length on normal commercial terms as between a willing buyer and a willing seller, without taking into account the benefit of any Charterparty or other engagement concerning the Vessel). The Lender and the Borrower agree to accept such valuation made by the shipbroker appointed as aforesaid as conclusive evidence of the Market Value of the Vessel at the date of such valuation and such valuation shall constitute the Market Value of the Vessel for the purposes of this Clause 8.5.
The value of the Vessel determined in accordance with the provisions of this Clause 8.5 shall be binding upon the Borrower and the Lender until such time as any further such valuations shall be obtained.
(c)	Information: The Borrower undertakes to the Lender to supply to the Lender and to any such shipbrokers such information concerning the Vessel and its condition as such shipbrokers may reasonably require for the purpose of making any such valuation.
(d)	Costs: All costs in connection with the Lender obtaining any valuation of the Vessel referred to in Clause 8.5(b), and any valuation of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrower electing to constitute additional security pursuant to Clause 8.5(a)(ii) shall be borne by the Borrower, provided that not more than four valuations will be obtained in each calendar year during the Security Period.

(e)	Valuation of additional security: For the purpose of this Clause 8.5, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender in its absolute discretion without any necessity for the Lender assigning any reason thereto and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.5(d)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis and if such security consists of a vessel shall be that shown by a valuation complying with the requirements of Clause 8.5(b) (whereas the costs shall be borne by the Borrower in accordance with Clause 8.5 (d)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.
(f)	Documents and evidence: In connection with any additional security provided in accordance with this Clause 8.5, the Lender shall be entitled to receive such evidence and documents of the kind referred to in Schedule 2 as may in the Lender's opinion be appropriate and such favourable legal opinions as the Lender shall in its absolute discretion require.
8.6	Additional Financial Covenants - Compliance Certificate. The Borrower shall ensure that for the duration of the Security Period:
(a)	Liquidity: the Guarantor shall maintain minimum free liquidity in an amount equal to $500,000 per Fleet Vessel to be fully accumulated within a period of eighteen (18) months from the Drawdown Date in free deposits.
(b)	Leverage: the Corporate Leverage Ratio of the Guarantor will not be, at the end of any Accounting Period, higher than 0.75:1.0, the compliance with such obligation to be tested on each Financial Semester Day starting from the 30th June, 2018;
(c)	EBITDA: the consolidated interest cover ratio for the Accounting Period (EBITDA to Net Interest Expense) shall not be lower than 2:1, the compliance with such obligation to be tested on each Financial Semester Day starting from the 30th June, 2018
(d)	Compliance Certificate: ensure that on each Financial Semester Day to be delivered to the Lender a Compliance Certificate in the form provided in Schedule 3 of this Agreement, duly completed and supported by calculations setting out in reasonable detail the materials underling the statements made in such Compliance Certificate to be delivered to the Lender; such Compliance Certificate to be provided as follows: (i) with respect to each Financial Second Semester Day as soon as practicable but not later than 120 days after the end of such Financial Second Semester Day and (ii) with respect to each Financial First Semester Day as soon as practicable but not later than 90 days after the end of such Financial First Semester Day, provided that the first Compliance Certificate to be delivered by the Borrower to the Lender will be with respect to the Financial Second Semester Day ending 30 June 2018.
(e)	The expressions used in this Clause 8.6. shall be construed in accordance with the law and the Applicable Accounting Principles as used in the Accounting Information produced in accordance with sub-Clause 8.1(e) and for the purposes of this Agreement:
"Corporate Leverage Ratio" means, in respect of an Accounting Period, Total Debt less Corporate Liquidity divided by Total Assets less Corporate Liquidity (based on combined results that will be prepared by the Guarantor upon the Lender's request) provided however the Fleet Vessels included in Total Assets should be adjusted to their market values which shall be acceptable to the Lender;
"Corporate Liquidity" in relation to the Guarantor means, in respect of an Accounting Period, the sum of Cash;
"EBITDA" in respect of an Accounting Period and on a consolidated basis of the Guarantor means the Earnings before interest, expenses and other financial charges, taxes, depreciation and amortization and non-recurring losses and gains in the previous period of six (6) months or, as the case may be, twelve (12) months;
"Financial First Semester Day" means, 30 June in any year;
"Financial Second Semester Day" means, 31 December in any year;
"Financial Semester Day" means each of the Financial First Semester Day and the Financial Second Semester Day on which the Corporate Leverage Ratio of the Guarantor and the consolidated interest cover ratio for the Accounting Period (EBITDA to Net Interest Expense) shall be tested as provided in this Clause 8.6 (together, the "Financial Semester Days");
"Fleet Market Value" means, as of the date of calculation, the aggregate market value of all the Fleet Vessels as determined in accordance with Clause 8.5(b);
"Fleet Vessels" means the vessels (including, but not limited to, the Vessel) from time to time owned by a member of the Group and
"Fleet Vessel" respectively means any of the Fleet Vessels;

"Net Interest Expense" in respect of an Accounting Period and a consolidated basis of the Guarantor means payments of interest made or due less any earned interest in the previous period of six (6) or, as the case may be, twelve (12) months;
"Total Assets" means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group assets adjusted to reflect the Fleet Market Value, as reported in the financial statements to be provided to the Lender according to Clause 8.1(e) of this Agreement; and
"Total Debt" means, in respect of an Accounting Period, the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt included in the financial statements of the Group under current liabilities plus the long term interest bearing bank debt excluding any shareholder convertible note.
(f)	Determination of defined terms: All the terms defined in this Clause 8.6 and used in this Clause 8.6, and other accounting terms used in this Clause 8.6, are to be determined on a consolidated basis and (except as items are expressly included or excluded in the relevant definition or provision) are used and shall be construed in accordance with the Applicable Accounting Principles and as determined from any relevant Accounting Information.

(g)	Compliance: The compliance of the Guarantor with the undertakings set out in Clause 8.6 shall be determined by the Lender in accordance with the Applicable Accounting Principles (and such determination shall, in the absence of manifest error, be conclusive on the Guarantor) on the basis of calculations made by the Lender by reference to the relevant Accounting Information delivered to the Lender pursuant to Clause 8.1(e). Without prejudice to the other terms of this Clause 8.6 and, in particular, the time when compliance with the financial covenants and ratios of this Clause 8.6 is to be measured by the Lender.

(h)	Calculations: For the purposes of this Clause 8.6: (aa) no item shall be deducted or credited more than once in any calculation; and (bb) any amount expressed in a currency other than Dollars shall be converted into Dollars in accordance with the Applicable Accounting Principles.

8.7	Covenants for the Securities Parties. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, they will ensure and procure that all other Security Parties and each of them duly and punctually comply, with the covenants in Clauses 8.1, 8.4 and 8.5 which are applicable to them mutatis mutandis.

8.8	Know your customer and money laundering compliance. The Borrower hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under the Security Documents and while all or any part of the Commitment remains outstanding, it will provide the Lender with such documents and evidence as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender's own internal guidelines from time to time to identify the Borrower and the other Security Parties, including the disclosure in writing of the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.
9.	EVENTS OF DEFAULT
9.1	Events. There shall be an Event of Default if:
(a)	Non‑payment: any Security Party fails to pay any sum payable by it under any of the Security Documents at the time, in the currency and in the manner stipulated in the Security Documents (and so that, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within five (5) Banking Days of demand and other sums due shall be treated as having been paid at the stipulated time if paid within two (2) Banking Days of its falling due); or
(b)	Breach of Insurance and certain other obligations: the Borrower fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Security Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the Borrower or any other person or the Borrower commits any breach of or omits to observe any of the obligations or undertakings expressed to be assumed by it under Clause 8; or
(c)	Breach of other obligations: any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Security Documents (other than those referred to in Clauses 9.l(a) and 9.1 (b) above) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within fifteen (15) days of the Lender notifying in writing the relevant Security Party of such default and of such required action; or

(d)	Misrepresentation: any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Security Documents or in any notice, certificate or statement referred to in or delivered under any of the Security Documents is or proves to have been incorrect or misleading in any material respect; or

(e)	Cross‑default: any Indebtedness of any of the Borrower and the Guarantor relating to an amount exceeding Seven hundred fifty Dollars ($750,000) is not paid when due (unless contested in good faith) or any Indebtedness of any of the Borrower and the Guarantor becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due (unless as a result of the exercise by such Security Party of a voluntary right of prepayment), or the Lender of any of the Borrower and the Guarantor becomes entitled to declare any such Indebtedness due and payable or any facility or commitment available to any of the Borrower and the Guarantor relating to Indebtedness is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party's ability to pay its debts as they fall due, or any guarantee given by any of the Borrower and the Guarantor in respect of Indebtedness relating to an amount exceeding Seven hundred fifty Dollars ($750,000) is not honoured when due and called upon; or
(f)	Legal process: any judgment or order made or commenced in good faith by a person against any of the Borrower and the Guarantor relating to an amount exceeding Five hundred thousand Dollars ($500,000) is not stayed or complied with within fifteen (15) days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonafide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrower and the Guarantor and is not discharged within fifteen (15) days; or
(g)	Insolvency: any Security Party becomes insolvent or stops or suspends making payments (whether of principal or interest) with respect to all or any class of its debts or announces an intention to do so; or
(h)	Reduction or loss of capital: a meeting is convened by any of the Borrower and the Guarantor for the purpose of passing any resolution to purchase, reduce or redeem any of its share capital; or

(i)	Winding up: any petition is presented or other step is taken for the purpose of winding up any Security Party or an order is made or resolution passed for the winding up of any Security Party or a notice is issued convening a meeting for the purpose of passing any such resolution; or
(j)	Administration: any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Security Party or the Lender believes that any such petition or other step is imminent or an administration order is made in relation to any Security Party; or
(k)	Appointment of receivers and managers: any administrative or other receiver is appointed of any Security Party or any part of its assets and/or undertaking or any other steps are taken to enforce any Encumbrance over all or any part of the assets of any Security Party; or
(l)	Compositions: any steps are taken, or negotiations commenced, by any Security Party or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the Borrower are able to provide such evidence as is satisfactory in all respects to the Lender that such rescheduling will not relate to any payment default or anticipated default the same shall not constitute an Event of Default; or
(m)	Analogous proceedings: there occurs, in relation to any Security Party, in any country or territory in which any of them carries on business or to the jurisdiction of whose courts any part of their assets is subject, any event which, in the opinion of the Lender, appears in that country or territory to correspond with, or have an effect equivalent or similar to, any of those mentioned in Clauses 9.1(f) to (l) (inclusive) or any Security Party otherwise becomes subject, in any such country or territory, to the operation of any law relating to insolvency, bankruptcy or liquidation; or
(n)	Cessation of business: any Security Party suspends or ceases or threatens to suspend or cease to carry on its business; or
(o)	Seizure: all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any Security Party are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any government; or

(p)	Invalidity: any of the Security Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Security Documents shall at any time and for any reason be contested by any Security Party which is a party thereto, or if any such Security Party shall deny that it has any, or any further, liability thereunder; or
(q)	Unlawfulness: it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Security Documents or for the Lender to exercise the rights or any of them vested in it under any of the Security Documents or otherwise; or
(r)	Repudiation: any Security Party repudiates any of the Security Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Security Documents; or
(s)	Encumbrances enforceable: any Encumbrance (other than Permitted Liens) in respect of any of the property (or part thereof) which is the subject of any of the Security Documents becomes enforceable; or
(t)	Material adverse change: there occurs, in the reasonable opinion of the Lender, a material adverse change in the financial condition of any of the Borrower and the Guarantor as described by the Borrower or any other Security Party to the Lender in the negotiation of this Agreement, which might, in the opinion of the Lender, materially impair the ability of the above Security Parties (or any of them) to perform their respective obligations under this Agreement and the Security Documents to which is or is to be a party; or
(u)	Arrest: the Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner thereof and the Owner shall fail to procure the release of the Vessel within a period of forty five (45) days thereafter; or
(v)	Registration: the registration of the Vessel under the laws and flag of the Flag State is cancelled or terminated without the prior written consent of the Lender or, if the Vessel is only provisionally registered on the relevant Drawdown Date and is not permanently registered under the laws and flag of the Flag State at least thirty (30) days prior to the deadline for completing such permanent registration; or

(w)	Unrest: the Flag State of the Vessel becomes involved in hostilities or civil war or there is a seizure of power in such Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Lender reasonably be expected to have a material adverse effect on the security constituted by any of the Security Documents, unless the Ship is re-registered within thirty (30) days from the occurrence of such event on a Flag State which is not affected by hostilities or civil war or a seizure of power by unconstitutional means; or
(x)	Environment: the Borrower or a Manager and/or any of their respective Environmental Affiliates fails to comply with any Environmental Law or any Environmental Approval or the Vessel or any Relevant Ship is involved in any incident which gives rise or which may give rise to any Environmental Claim, if in any such case, such non compliance or incident or the consequences thereof could (in the reasonable opinion of the Lender) be expected to have a material adverse effect on the business assets, operations, property or financial condition of the Borrower or any other Security Party or on the security created by any of the Security Documents; or
(y)	P&I: any Security Party or any other person fails or omits to comply with any requirements of the protection and indemnity association or other insurer with which the Vessel is entered for insurance or insured against protection and indemnity risks (including oil pollution risks) to the effect that any cover in relation to the said Vessel (including without limitation, liability for Environmental Claims arising in jurisdictions where the Vessel operates or trades) is or may be liable to cancellation, qualification or exclusion at any time; or
(z)	Change of Management: the Vessel ceases to be managed by the relevant Manager(s) (for any reason other than the reason of a Total Loss or sale of the Vessel) without the approval of the Lender and the Borrower fails to appoint another Manager prior to the termination of the mandate with the previous Manager(s); or
(aa)	Deviation of Earnings: any Earnings of the Vessel are not paid to the Earnings Account for any reason whatsoever (other than with the Lender's prior written consent); or
(bb)	ISM Code and ISPS Code: (without prejudice to the generality of sub-Clause 9.1(c)) for any reason whatsoever the provisions of Clause 8.1(n) and (o) are not complied with and the Vessel ceases to comply with the ISM Code or, as the case may be, the ISPS Code; or

(cc)	Material events: any other event or events (whether related or not) occurs or circumstance arises which constitutes a material (in the opinion of the Lender) adverse change, from the position applicable as at the date of this Agreement, in the business, affairs or condition (financial or otherwise) of any Security Party) (including any such material adverse change resulting from an Environmental Incident) the effect of which is likely, in the opinion of the Lender, to impair, delay or prevent the due fulfilment by any Security Party of any of its respective obligations or undertakings contained in this Agreement or any of the other Security Documents and/or materially and adversely to affect the security created by any of the Security Documents; or
(dd)	Security Documents: any other event of default (as howsoever described or defined therein) occurs under the Security Documents (or any of them).
9.2	Consequences of Default – Acceleration. The Lender may without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), at any time after the happening of an Event of Default, which is continuing:
(a)	by notice to the Borrower declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or
(b)	by notice to the Borrower declare that the Loan and all interest accrued and all other sums payable under the Security Documents have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by the Borrower; and/or
(c)	put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under the Guarantee and/or under any other Security Document and/or as mortgagee of the Vessel, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Security Documents or otherwise (whether at law, by virtue of any of the Security Documents or otherwise).
9.3	Multiple notices; action without notice. The Lender may serve notices under Clause 9.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices.

9.4	Demand basis. If, pursuant to Clause 9.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrower (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.
9.5	Proof of Default. It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).
9.6	Exclusion of Lender's liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrower or a Security Party:
(a)	for any loss caused by an exercise of rights under, or enforcement of an Encumbrance created by, a Security Document or by any failure or delay to exercise such a right or to enforce such an Encumbrance; or
(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such an Encumbrance or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the wilful misconduct of the Lender's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.
10.	INDEMNITIES - EXPENSES – FEES
10.1	Indemnity. The Borrower shall on demand (and it is hereby expressly undertaken by the Borrower to) indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Security Documents, against any loss or expense which the Lender shall certify as sustained or incurred as a consequence of:
(a)	any default in payment by any of the Security Parties of any sum under any of the Security Documents when due;
(b)	the occurrence of any Event of Default which is continuing;
(c)	any prepayment of the Loan or part thereof being made under Clauses 4.2(b) and 4.3, 8.5(a) or 12 or any other repayment of the Loan or part thereof being made otherwise than on an Interest Payment Date relating to the part of the Loan prepaid or repaid; or
(d)	the Commitment not being advanced for any reason (excluding any default by the Lender) after the Drawdown Notice has been given,

including, in any such case, but not limited to, any loss or expense sustained or incurred in maintaining or funding the Loan or any part thereof or in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan or any part thereof.
10.2	Expenses. The Borrower shall (and it is hereby expressly undertaken by the Borrower to) pay to the Lender on demand:
(a)	Initial and Amendment expenses: all expenses (including reasonable legal, printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the other Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrower to constitute additional security pursuant to sub-Clause 8.5(a), whether any such security shall in fact be constituted or not;
(b)	Enforcement expenses: all expenses (including reasonable legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the other Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the other Security Documents or the contemplation or preparation of the above, whether they have been effected or not;
(c)	Legal costs: the legal costs of the Lender's appointed lawyers, in respect of the preparation of this Agreement and the other Security Documents as well as the legal costs of the foreign lawyers (if these are available) in respect of the registration of the Security Documents or any search or opinion given to the Lender in respect of the Security Parties or the Vessel or the Security Documents. The said legal costs shall be due and payable on the Drawdown Date; and
(d)	Other expenses: any and all other Expenses.
All expenses payable pursuant to this Clause 10.2 shall be paid together with value added tax (if any) thereon.
10.3	Stamp duty. The Borrower shall pay any and all stamp, registration and similar taxes or charges (including those payable by the Lender) imposed by governmental authorities in relation to this Agreement and any of the other Security Documents, and shall indemnify the Lender against any and all liabilities with respect to, or resulting from delay or omission on the part of the Borrower to pay such stamp taxes or charges.

10.4	Environmental Indemnity. The Borrower shall indemnify the Lender on demand and hold the Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal) penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Security Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Security Documents.
10.5	Currencies. If any sum due from the Borrower under any of the Security Documents or any order or judgement given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under the relevant Security Document or under such order or judgement into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Borrower or any other Security Party, as the case may be or (ii) obtaining an order or judgement in any court or other tribunal or (iii) enforcing any order or judgement given or made in relation to any of the Security Documents, the Borrower shall (and it is hereby expressly undertaken by the Borrower to) indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgement, claim or proof. The term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.
10.6	Maintenance of the Indemnities. The indemnities contained in this Clause 10 shall apply irrespective of any indulgence granted to the Borrower or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrower under this Clause 10 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto.
10.7	MII costs. The Borrower shall reimburse the Lender on demand for any and all costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected a Mortgagee's Interest Insurance (herein "MII") which the Lender may at any time effect on such terms, for an amount not exceeding 110% of the Loan and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee's open cover, the Borrower shall pay on demand to the Lender its proportion of premium due in respect of the Vessel(s) for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrower shall (save for manifest error) be conclusive and binding upon the Borrower.
10.8	Communications Indemnity. It is hereby agreed in connection with communications that:
(a)	Express authority is hereby given by the Borrower to the Lender to accept all tested or untested communications given by facsimile, cable or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.
(b)	The Borrower shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax number mentioned in Clause 16.1 or any other fax usually used by it or its managing company and are duly signed or in case of emails are duly sent by the person appearing to be sending such notice, request, instruction or other communication.
(c)	The Borrower hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by the Borrower to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.
(d)	With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by the Borrower, save in case of the Lender's gross misconduct.
(e)	The risks of misunderstandings and errors resulting from notices, requests, instructions or communications being given as mentioned above, are for the Borrower and the Lender will be indemnified in full pursuant to this Clause save in case of the Lender's gross misconduct.
(f)	The Lender shall have the right to ask the Borrower to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of the Borrower for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so. The Lender shall be fully protected in, and the Lender shall incur no liability to the Borrower for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by the Borrower or by any of its authorised representative(s).
(g)	It is undertaken by the Borrower to use its best endeavours to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use. The Borrower shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrower to comply with the obligations under this Clause.
10.9	Fees. The Borrower shall pay to the Lender an arrangement fee in the amount equal to 0.50% of the amount of the Commitment (i.e. $168,750) payable in two equal instalments, as follows:
(a)	the amount of $84,375, payable on the Drawdown Date; and
(b)	the amount of $84, 375, payable six (6) months from the Drawdown Date
The arrangement fee referred to in this Clause 10.9 shall be payable by the Borrower to the Lender whether or not any part of the Commitment is ever advanced and shall be, in each case, non-refundable.
10.10	Gross-up in the event of a FATCA Deduction – Borrower
(a)	If the Borrower is required to make a FATCA Deduction, the Borrower shall make that FATCA Deduction and any payment required in connection with that FATCA Deduction within the time allowed and in the minimum amount required by FATCA.

(b)	If a FATCA Deduction is required to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any FATCA Deduction) leaves an amount equal to the payment which would have been due if no FATCA Deduction had been required.

(c)	The Borrower shall promptly upon becoming aware that they/it must make a FATCA Deduction (or that there is any change in the rate or the basis of a FATCA Deduction) notify the Lender accordingly.

(d)	Within thirty days of making either a FATCA Deduction or any payment required in connection with that FATCA Deduction, the Borrower shall deliver to the Lender evidence reasonably satisfactory to the Lender that the FATCA Deduction has been made or (as applicable) any appropriate payment paid to the relevant governmental or taxation authority.
10.11            FATCA status
(a)	Subject to Clause 10.11(c) below, each party shall, within ten (10) Business Days of a reasonable request by another party:
(i)            confirm to that other party whether it is:
(aa)	a FATCA Exempt Party; or
(bb)	not a FATCA Exempt Party; and
(ii)	supply to that other party such forms, documentation and other information relating to its status under FATCA (including its applicable passthru percentage or other information required under the Treasury Regulations or other official guidance including intergovernmental agreements) as that other party reasonably requests for the purposes of that other party's compliance with FATCA.
(b)	If a party confirms to another party pursuant to Clause 10.11(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.
(c)	Clause 10.11(a)(i) above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:
(i)	any law or regulation;
(ii)	any policy of the Lender;

(iii)	any fiduciary duty; or
(iv)	any duty of confidentiality.
(d)	If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 10.11(a) above (including, for the avoidance of doubt, where Clause 10.11(c) above applies), then:
(i)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Security Documents as if it is not a FATCA Exempt Party; and
(ii)	if that party failed to confirm its applicable passthru percentage then such party shall be treated for the purposes of the Security Documents (and payments made thereunder) as if its applicable passthru percentage is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.
11.	SECURITY, APPLICATION, AND SET-OFF
11.1	Securities. As security for the due and punctual repayment of the Loan and payment of interest thereon as provided in this Agreement and of all other Outstanding Indebtedness, the Borrower shall ensure and procure that the following Security Documents are duly executed and, where required, registered in favour of the Lender in form and substance satisfactory to the Lender at the time specified herein or otherwise as required by the Lender and ensure that such security consists, on the Drawdown Date, of:
(a)	the Mortgage duly registered over the Vessel through the Registry;
(b)	the General Assignment;
(c)	the Guarantee;
(d)	the Accounts Pledge Agreement;
(e)	any Charterparty Assignment; and
(f)	the Manager's Undertaking(s).

11.2	Maintenance of Securities. It is hereby undertaken by the Borrower that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing and/or due under this Agreement or under the other Security Documents be valid and binding obligations of the respective Security Parties thereto and rights of the Lender enforceable in accordance with their respective terms and that they will, at the expense of the Borrower, execute, sign, perfect and do any and every such further assurance, document, act, omission or thing as in the opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
11.3	Application of funds.
(a)	Order of application: All moneys received by the Lender under or pursuant to any of the Security Documents and expressed to be applicable in accordance with this Clause 11.3 shall be applied by the Lender in the following manner:
(i)	Firstly, in or towards payment of Expenses and all sums other than principal or interest which may be due to the Lender under this Agreement and the other Security Documents or any of them at the time of application;
(ii)	Secondly, in or towards payment of any default interest;
(iii)	Thirdly, in or towards payment of any arrears of interest (other than default interest) due in respect of the Loan or any part thereof;
(iv)	Fourthly, in or towards repayment of the Loan whether the same is due and payable or not;
(v)	Fifthly, in or towards payment to the Lender for any loss suffered by reason of any such payment in respect of principal not being effected on an Interest Payment Date relating to the part of the Loan repaid; and
(vi)	Sixthly, the surplus (if any) shall be paid to the Borrower or to whomsoever else shall be entitled to receive such surplus.
(b)	Notice of variation of order of application: The Lender may, by notice to the Borrower and the Security Parties, provide, at its sole discretion, for a different order of application from that set out in Clause 11.3 either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrower to the Lender.

(c)	Effect of variation notice: The Lender may give notices under Clause 11.3(b) from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Banking Day before the date on which the notice is served.

For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrower or any other person liable therefor.
11.4	Set off. Express authority is hereby given by the Borrower to the Lender without prejudice to any of the rights of the Lender at law, contractually or otherwise, at any time after a Default has occurred and without prior notice to the Borrower:

(a)	to apply any credit balance standing upon any account of the Borrower with any branch of the Lender (including, without limitation, the Earnings Account and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrower under this Agreement and/or any of the other Security Documents;

(b)	in the name of the Borrower and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(c)	to combine and/or consolidate all or any accounts in the name of the Borrower with the Lender.

For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application.  The Lender shall not be obliged to exercise any right given by this Clause. The Lender shall notify the Borrower forthwith upon the exercise of any right of set‑off giving full details in relation thereto.

12.	UNLAWFULNESS, INCREASED COSTS

12.1	Unlawfulness. If any change in, or introduction of, any law, regulation or regulatory requirement or any request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrower whereupon the Commitment shall be reduced to zero and the Borrower shall be obliged to prepay the Loan in accordance with such notice, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrower under this Agreement.

In any such event the Borrower and the Lender shall (as per the provisions of sub-Clause 3.6) negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.

12.2	Change of circumstances. If any change in or in the interpretation of any applicable law or regulation, by any government or governmental authority or agency, makes it unlawful for the Lender to maintain or give effect to its obligations or to claim or receive any amount payable to the Lender under this Agreement, then the Lender may serve written notice on the Borrower declaring its obligations under this Agreement terminated in whole or in part, whereupon the same shall terminate forthwith and the Borrower will immediately repay the Loan and accrued interest to the date of prepayment together with all other Outstanding Indebtedness to the Lender pursuant to the terms of the notice.

12.3	Mitigation. If circumstances arise which would result in a notification under Clause 12.1 or 12.2, then, without in any way limiting the rights of the Lender under this Clause, the Lender shall use reasonable endeavours to transfer all the Lender's obligations, liabilities and rights under this agreement and the Security Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do so would or might: (a) have an adverse effect on its business, operations or financial condition; or (b) involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.4	Increased Cost. If, as a result of (a) any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, liquidity, reserve assets, cash ratio deposits and special deposits or other banking or monetary controls or requirements which affects the manner in which the Lender allocates capital resources to its obligations hereunder and those (including, but not limited to, "Basel III") which shall replace, amend and/or supplement the provisions set out in the statement (as in effect as of the date of this Agreement) of the Basel II committee on banking supervision dated July 1988 and entitled "international convergence of capital measurement and capital structures" or any amendatory or substitute agreement thereof, or (b) compliance by the Lender with any request from any applicable fiscal or monetary authority (whether or not having the force of law but, if not having the force of law, with which the Lender habitually complies) or (c) any other set of circumstances affecting the Lender:

(a)	the cost to the Lender of making the Commitment or any part thereof or maintaining or funding the Loan is increased or an additional cost on the Lender is imposed; and/or

(b)	subject the Lender to Taxes or the basis of Taxation (other than Taxes or Taxation on the overall net income of the Lender) in respect of any payments to the Lender under this Agreement or any of the other Security Documents is changed; and/or

(c)	the amount payable or the effective return to the Lender under any of the Security Documents is reduced; and/or

(d)	the Lender's rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender's obligations under any of the Security Document is reduced; and/or

(e)	require the Lender to make a payment or forgo a return on or calculated by references to any amount received or receivable by it under any of the Security Documents is required; and/or

(f)	require the Lender to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each case (subject to Clause 12.8) the Borrower shall pay to the Lender, from time to time, upon demand, such additional moneys as shall indemnify the Lender for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

12.5	Claim for increased cost. The Lender will promptly notify the Borrower of any intention to claim indemnification pursuant to Clause 12.3 and such notification will be a conclusive and full evidence binding on the Borrower as to the amount of any increased cost or reduction and the method of calculating the same and the Borrower shall be allowed to rebut such evidence by any means of evidence save for witness. A claim under Clause 12.3 may be made at any time and must be discharged by the Borrower within seven (7) days of demand. It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrower under Clause 12.3 shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.6	Option to prepay. If any additional amounts are required to be paid by the Borrower to the Lender by virtue of Clause 12.3, the Borrower shall be entitled, on giving the Lender not less than fourteen (14) days prior notice in writing, to prepay (without premium or penalty) the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date. Any such notice, once given, shall be irrevocable.

12.7	Exception. Nothing in Clause 12.3 shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is subject of an additional payment under Clause 5.3.

12.8	Central Bank or European Central Bank reserve requirements indemnity. The Borrower shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under clause 12.2.

13.	EARNINGS ACCOUNT

13.1	General. The Borrower undertakes with the Lender that it will:

(a)	on or before the first Drawdown Date open the Earnings Account; and

(b)	procure that all moneys payable to the Borrower in respect of the Earnings of the Vessel shall, unless and until the Lender directs to the contrary pursuant to the General Assignment, be paid to the Earnings Account, free from Encumbrances and rights of set off other than those created by or under the Security Documents.

13.2	Earnings Account. Unless and until an Event of Default shall occur (whereupon the provisions of Clause 11.3 shall be applicable) and subject to the terms and conditions of the Accounts Pledge Agreement no monies shall be withdrawn from the Earnings Account save as hereinafter provided. Subject to Clause 9, all monies paid to the Earnings Account after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied by the Lender as follows:

(a)	firstly: in payment of any and all sums whatsoever due and payable to the Lender hereunder (such sums to be paid in such order as the Lender may in its sole discretion elect); and

(b)	secondly: any credit balance shall be available to the Borrower to be used for any purpose not inconsistent with the Borrower's other obligations under this Agreement, including, without limitation, for the purpose of making any payments in connection with the operation and maintenance of the Vessel and for all other purposes permitted under this Agreement.

13.3	Interest. Any amounts for the time being standing to the credit of the Earnings Account shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Earnings Account. Such interest shall, provided that (a) the foregoing provisions of this Clause 13.2 shall have been complied with and (b) no Event of Default (or event which, with the giving of notice and/or lapse of time or other applicable condition, might constitute an Event of Default) shall have occurred and is continuing, be released to the Borrower.

13.4	Drawings from Earnings Account. The Borrower shall not be entitled to draw from the Earnings Account if a Continuing Event of Default has occurred.

13.5	Sufficient monies. The Borrower hereby warrants that sufficient monies to meet the next Repayment Instalment plus interest thereon will be accumulated each and every month in the Earnings Account.

13.6	Obligations unaffected. Nothing herein contained shall be deemed to affect the absolute obligation of the Borrower to pay interest on and to repay the Loan as provided in Clauses 3 and 4 or shall constitute a manner or postponement thereof.

13.7	Relocation of Earnings Account. The Borrower, at its own costs and expenses, undertakes with the Lender to comply with or cause to be complied with any written requirement of the Lender from time to time as to the location or re-location of the Earnings Account and will from time to time enter into such documentation as the Lender may require in order to create or maintain a security interest in the Earnings Account.

13.8	Set-off. Upon the occurrence of an Event of Default or at any time thereafter the Lender shall be entitled to set off and apply all sums standing to the credit of the Earnings Account and accrued interest (if any) without notice to the Borrower in the manner specified in Clause 11.3 (and express and irrevocable authority is hereby given by the Borrower to the Lender so to set off and apply the same and the Lender shall be released to the extent of such set off and application).

13.9	No Encumbrances. The Borrower hereby covenants with the Lender that the Earnings Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by the Borrower or suffered to arise any third party rights over or against the whole or any part of the Earnings Account other than in favour of the Lender.

13.10	Operation of Earnings Account. The Earnings Account shall be operated in accordance with the Lender's usual terms and conditions (full knowledge of which the Borrower hereby acknowledges) and subject to the Lender's usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrower).

13.11	Release. Upon payment in full of all principal, interest and all other amounts due to the Lender under the terms of this Agreement and the other Security Documents, any balance then standing to the credit of the Earnings Account shall be released and paid to the Borrower or to whomsoever else may be entitled to receive such balance.

14.	ASSIGNMENT, TRANSFER, PARTICIPATION, LENDING OFFICE

14.1	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective successors and permitted assigns.
14.2	No Assignment by the Borrower and other Security Parties. Neither the Borrower nor any other Security Parties may assign or transfer any of its rights and/or obligations under this Agreement or any of the other Security Documents or any documents executed pursuant to this Agreement and/or the other Security Documents.
14.3	Assignment by the Lender. The Lender may at any time without the consent of, or consultation with, but after giving 15-day notice to the Borrower, cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents to be assigned or transferred to (i) another branch, Subsidiary or affiliate of, or company controlled by, the Lender, (ii) another first class international bank or financial institution, insurer, social security fund, pension fund, capital investment company, financial intermediary or special purpose vehicle associated to any of them (iii) a trust corporation, fund or other person which regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets of which are managed or serviced by the Lender (in each case an "Assignee" or a "Transferee").

The Lender may sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Security Documents without the consent of, or consultation with or notice to the Borrower and the other Security Parties; provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender's obligations under this Agreement. Any cost of such assignment or transfer or granting sub-participation shall be for the account of the Lender and/or the assignee, transferee or sub-participant unless any such assignment, transfer or sub-participation is undertaken at the request of the Borrower in which case any cost arising therefrom shall be for the account of the Borrower.
14.4	Documenting assignments and transfers. If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 14.4 the Borrower undertakes, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Security Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrower shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. The Borrower hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertake that they shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.
14.5	Disclosure of information. The Lender may disclose to a prospective assignee, substitute or transferee or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrower as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the "Prospective Assignee") shall undertake to the Borrower to keep secret and confidential and, without the consent of the Borrower, disclose to any third party any of the information, reports or documents supplied by the Lender provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(a)	in relation to any proceedings arising out of this Agreement or the other Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or
(b)	pursuant to a court order relating to discovery or otherwise; or
(c)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or
(d)	to its auditors, legal or other professional advisers.
In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrower.
14.6	Process of personal data. The Borrower hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Security Documents, in the Earnings Account for onwards communication thereof to an inter-banking database record called "Teiresias" kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of "Teiresias A.E." at 2, Alamanas street, 15125 Maroussi, Athens, Greece.
14.7	Changes in constitution or reorganisation of the Lender. For the avoidance of doubt and without prejudice to the provisions of Clause 14.1, this Agreement shall remain binding on the Borrower and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender.
14.8	Securitisation. The Lender may include all or any part of the Loan in a securitisation (or similar transaction) without the consent of, or consultation with, but after giving 30-day notice to the Borrower. The Borrower will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrower shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and need only provide any such information which any third parties may reasonably require.

14.9	Lending Office. The Lender shall lend through its office at the address specified in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement. If the office through which the Lender is lending is changed pursuant to this Clause 14.9, the Lender shall notify the Borrower promptly of such change and upon notification of any such transfer, the word "Lender" in this Agreement and in the other Security Documents shall mean the Lender, acting through such branch or branches and the terms and provisions of this Agreement and of the other Security Documents shall be construed accordingly.
15.	MISCELLANEOUS
15.1	Cumulative Remedies. The rights and remedies of the Lender contained in this Agreement and the other Security Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.
15.2	No implied waivers. No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the other Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by the Borrower, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy. In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consenting to any departure from the strict application of the provisions of this Agreement or of any other Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the other Security Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the other Security Documents. No modification or waiver by the Lender of any provision of this Agreement or of any of the other Security Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given. No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.
15.3	Integration of Terms. This Agreement contains the entire agreement of the parties and its provisions supersede the provisions of the Commitment Letter (save for the provisions thereof which relate to fees) any and all other prior correspondence and oral negotiation by the parties in respect of the matters regulated by this Agreement.
15.4	Amendments. This Agreement and any other Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

15.5	Invalidity of Terms. In the event of any provision contained in one or more of this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to that jurisdiction only without affecting the remaining provisions hereof or thereof. If, however, this event becomes known to the Lender prior to the drawdown of the Commitment or of any part thereof the Lender shall be entitled to refuse drawdown until this discrepancy is remedied. In case that the invalidity of a part results in the invalidity of the whole Agreement, it is hereby agreed that there will exist a separate obligation of the Borrower for the prompt payment to the Lender of all the Outstanding Indebtedness. Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the parties hereto to the full extent permitted by the law to the intent that this Agreement, the other Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.
15.6	Inconsistency of Terms. In the event of any inconsistency between the provisions of this Agreement and the provisions of any other Security Document the provisions of this Agreement shall prevail.
15.7	Language and genuineness of documents
(a)	Language: All certificates, instruments and other documents to be delivered under or supplied in connection with this Agreement or any of the other Security Documents shall be in the Greek or the English language (or such other language as the Lender shall agree) or shall be accompanied by a certified Greek translation upon which the Lender shall be entitled to rely.
(b)	Certification of documents: Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practising in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.
(c)	Certification of signature: Signatures on Board or shareholder resolutions, Secretary's certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

15.8	Recourse to other security. The Lender shall not be obliged to make any claim or demand or to resort to any Security Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Security Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the other Security Documents to which it is, or is to be, a party.
15.9	Further assurances. The Borrower undertakes that the Security Documents shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Security Documents be valid and binding obligations of the respective parties thereto and enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do, and will procure the execution, signing, perfecting and doing by each of the other Security Parties of, any and every such further assurance, document, act or thing as in the reasonable opinion of the Lender may be necessary or desirable for perfecting the security contemplated or constituted by the Security Documents.
15.10	Process of personal data. The Borrower hereby expressly gives its consent to the communication for process in the meaning of law 2472/97 by the Lender of its personal data contained in this Agreement, the Security Documents, in the Earnings Accounts for onwards communication thereof to an inter-banking database record called "Teiresias" kept and solely used by banks and financial institutions. The Borrower is entitled at any relevant time throughout the Security Period to revoke its consent given hereunder by written notice addressed to the Lender and the Registrar of "Teiresias A.E." at 2, Alamanas street, 15125 Maroussi, Athens, Greece.
15.11	Conflicts. In the event of any conflict between this Agreement and any of the other Security Documents and the provisions of this Agreement shall prevail.
15.12	Confidentiality

(a)	Each of the parties hereto agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession in connection with this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)	The Borrower acknowledges and accepts that the Lender may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to governmental or regulatory agencies and authorities.

(c)	The Borrower acknowledges and accepts that in case of occurrence of any of the Events of Default the Lender may disclose information and deliver documentation relating to the Borrower and the transactions and matters in relation to this Agreement and/or the other Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender's rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and the Borrower expressly authorises any such disclosure and delivery.

(d)	The Borrower acknowledges and accepts that the Lender may be prohibited from disclosing information to the Borrower by reason of law or duties of confidentiality owed or to be owed to other persons.

16.	NOTICES
16.1	Notices. Every notice, request, demand or other communication under the Agreement or, unless otherwise provided therein, under any of the other Security Documents shall:
(a)	be in writing delivered personally or be first-class prepaid letter (airmail if available), or shall be served through a process server or subject to Clause 10.8 by fax;
(b)	be deemed to have been received, subject as otherwise provided in this Agreement or the relevant Security Document, in the case of a fax, at the time of dispatch as per transmission report (provided, in either case, that if the date of despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day), and in the case of a letter when delivered or served personally or five (5) days after it has been put into the post; and
(c)	be sent:
(i)	if to be sent to any Security Party, to:
c/o Seanergy Maritime Holdings Corp.,
16 Grigoriou Lambraki Street,
Glyfada, Greece
Facsimile No: +30 210 9638404
Attention:  Chief Executive Officer

(ii)	in the case of the Lender at:
Alpha Bank A.E.
93 Akti Miaouli, Piraeus, Greece
Fax No. +30 210 42 90 268
Attention: The Manager
or to such other person, address or fax number as is notified by the relevant Security Party or the Lender (as the case may be) to the other parties to this Agreement and, in the case of any such change of address or fax number notified to the Lender, the same shall not become effective until notice of such change is actually received by the Lender and a copy of the notice of such change is signed by the Lender.

16.2	Process Agent. Mrs. Theodora Mitropetrou, an Attorney-at-Law, presently of 16 Grigoriou Lambraki Street, Glyfada, Greece (hereinafter called the "Process Agent for Greek Proceedings") is hereby appointed by the Borrower as agent to accept service, upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent for Greek Proceedings (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by a deed of a process server to the effect that the Process Agent for Greek Proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly served/notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

17.	LAW AND JURISDICTION

17.1	Law

(a)	This Agreement and any non-contractual obligations connected with it shall be governed by and construed in accordance with English Law.

(b)	For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of this Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrower but the Borrower shall be allowed to rebut such evidence save for witness.

17.2	Jurisdiction.

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute"). The Borrower irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)	This Clause 17.2 is for the benefit of the Lender only. As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.
17.3	Process Agent for English Proceedings. Without prejudice to any other mode of service allowed under any relevant law the Borrower irrevocably designates, appoints and empowers Messrs. E.J.C. Album, Solicitors, Landmark House, 190 Willifield Way, London, NW11 6YA, England (attention Mr. Edward Album, Fax: +44 (0) 20 8457 5558, E-mail: ejca@mitgr.com) (hereinafter called the "Process Agent for English Proceedings"), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Security Document, provided, however, that:

(a)	the Borrower hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrower must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrower's behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrower in accordance with Clause 16.1; and

(b)	the Borrower hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrower of the process will not invalidate the proceedings concerned.

17.4	Proceedings in any other country. If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by the Borrower and it is agreed and undertaken by the Borrower to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and the Borrower agrees that any judgment or order obtained in an English court shall be conclusive and binding on the Borrower and shall be enforceable without review in the courts of any other jurisdiction.

17.5	Third Party Rights. No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

17.6	Meaning of "proceedings". In this Clause 17 "proceedings" means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed on the date stated at the beginning of this Agreement.

[Intentionally left blank]

EXECUTION PAGE

SIGNED by Mrs. Theodora Mitropetrou for and on behalf of SQUIRE OCEAN NAVIGATION CO. of Liberia, in the presence of:	) ) ) ) )	/s/ Mrs. Theodora Mitropetrou Attorney-in-fact

Witness:  /s/ Christos Magklaras
Name:	Christos Magklaras
Address: 13 Defteras Merarchias
 Piraeus, Greece
Occupation:  Attorney-at-Law & Solicitor

SIGNED by Konstantinos Sotiriou and Mrs. Christina Aroni for and on behalf of ALPHA BANK A.E., in the presence of:	) ) ) ) ) )	/s/ Konstantinos Sotiriou Authorised Officer /s/ Christina Aroni______ Authorised Officer

Witness: /s/ Christos Magklaras
Name:	Christos Magklaras
Address: 13 Defteras Merarchias
 Piraeus, Greece
Occupation:  Attorney-at-Law & Solicitor

SCHEDULE 1
FORM OF DRAWDOWN NOTICE
(referred to in Clause 2.2)
To:	ALPHA BANK A.E.
93 Akti Miaouli,
Piraeus, Greece
(the "Lender")
 [●] November, 2015
Re: US$33,750,173 Loan Agreement dated [●] November, 2015 made between (A) SQUIRE OCEAN NAVIGATION CO., of Liberia (the "Borrower") and (B) the Lender (the "Loan Agreement").
We refer to the Loan Agreement and hereby give you notice that we wish to draw the Commitment in the amount of $([●]) (Dollars [●]) on [●] November, 2015 and we select a first Interest Period in respect of the Loan of [●] months. The funds should be credited to ([●][●] [name and number of account] [●]) with  [●].
We confirm that:
(a)	no event or circumstance has occurred and is continuing which constitutes a Default;
(b)	the representations and warranties contained in Clause 6 of the Loan Agreement and the representations and warranties contained in each of the other Security Documents are true and correct at the date hereof as if made with respect to the facts and circumstances existing at such date;
(c)	the borrowing to be effected by the drawing down of the Commitment will be within our corporate powers, has been validly authorised by appropriate corporate action and will not cause any limit on our borrowings (whether imposed by statute, regulation, agreement or otherwise) to be exceeded; and
(d)	to the best of our knowledge and belief there has been no material adverse change in our financial position or in the consolidated financial position of ourselves and the other Security Parties from that described by us to the Lender in the negotiation of the Loan Agreement.
We also instruct the Lender to deduct from the Loan proceeds the amount of the fees referred to in Clause 10.9 (in case has not been paid).

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.
SIGNED by Mr. for and on behalf of the Borrower SQUIRE OCEAN NAVIGATION CO. of Liberia, in the presence of:	) ) ) ) ) )	___________________________ Attorney-in-fact

Witness:  ___________________________
Name:	Theodora Mitropetrou
Address: Grigoriou Lambraki 16
 Glyfada, Greece
Occupation:  Attorney-at-Law

Schedule 2

Schedule 1                          Form of Insurance Letter

To:	[P&I Club]
[●]
[●]

From:	SQUIRE OCEAN NAVIGATION CO.
80 Broad Street
Monrovia, Liberia

[●] 20[●]
Dear Sirs
m.v. "SQUIRESHIP" (the "Vessel")
We are obtaining loan finance from Alpha Bank A.E. (the "Lender") secured (inter alia) by a first ship mortgage over the Vessel.  The Vessel's insurances will also be assigned to the Lender.
You are hereby authorised to send a copy of the Certificate of Entry for the Vessel to the Lender, c/o their lawyers, namely, Theo V. Sioufas & Co. Law Offices, of 13 Defteras Merarchias Street, 185 35 Piraeus, Greece.  Further, you are also irrevocably authorised to provide the Lender from time to time with any other information whatsoever which they may require relating to the entry of the Vessel in the association.
This letter is governed by, and shall be construed in accordance with, English law.

_____________________________
For and on behalf of
SQUIRE OCEAN NAVIGATION CO.

Schedule 3
Form of Compliance Certificate
(referred to in Clause 8.6(d))
To:	ALPHA BANK A.E.
93 Akti Miaouli,
Piraeus, Greece
(the "Lender")
From:	SQUIRE OCEAN NAVIGATION CO.,
of Liberia
(the "Borrower")
Dated: [●], 2018

RE: Loan Agreement dated [●] November, 2015 made between (1) the Borrower and (2) the Lender, in respect of a loan facility of up to US$33,750,000 (the "Loan Agreement").
Terms defined in the Loan Agreement shall have the same meaning when used herein.
I/We [●], [●] and [●], [each] being  the Chief Financial Officer of each of the Borrower and Seanergy Maritime Holdings Corp., of the Marshall Islands (the "Guarantor"), refer to Clause 8.6(d) of the Loan Agreement and hereby certify that, during the Accounting Period 01. […].20[…] to 3... […].20[…] and on the date hereof:

1.	Financial Covenants:

(a)	the Leverage Ratio has not been and at the date hereof is not higher than 0.75:1; and

(b)	the consolidated interest cover ratio (EBITDA to Net Interest Expense) is not lower than 2:1;

(c)	the Borrower maintains with the Lender minimum free liquidity in an amount not less than the Borrower's Debt Service of the next semester as free liquidity; and

(d)	the Guarantor maintains minimum free liquidity in an amount equal to $500,000 per Fleet Vessel.

2.	Default:

[No Default has occurred and is continuing]

or

[The following Default has occurred and in continuing: [provide details of Default].  [The following steps are being taken to remedy it: [provide details of steps being taken to remedy Default]].

We attach hereto the necessary documents supported by calculations setting out in reasonable detail the materials underling the statements made in this Compliance Certificate.
Signed: ___________________
Name: [………………………….]
Title: Chief Financial Officer